UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The Committee for Aerojet Rocketdyne Shareholders and Value Maximization (the “Committee”) is disclosing the Post-Trial Oral Argument, delivered to the Court of Chancery of the State of Delaware on June 6, 2022, in In re Aerojet Rocketdyne Holdings, Inc., C.A. No. 2022-0127-LWW, as additional soliciting materials.

Important Information

This filing is being made in the participants’ individual capacity, and not by or on behalf of Aerojet Rocketdyne Holdings, Inc. (the “Company”). No Company resources were used in connection with these materials. On June 1, 2022, Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of stockholders of the Company to be held on June 30, 2022.

STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, any amendments or supplements thereto and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov. The Incumbent Directors, together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James, may be deemed participants in the solicitation of proxies from stockholders. Information about the participants is set forth in the definitive proxy statement.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com/

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE AEROJET ROCKETDYNE	:	C. A. No.
HOLDINGS, INC.	:	2022–0127–LWW

–   –   –

Chancery Courtroom No. 12B
Leonard L. Williams Justice Center 500 North King Street
Wilmington, Delaware
Monday, June 6, 2022 10:03 a.m.

–   –   –

BEFORE: HON. LORI W. WILL, Vice Chancellor

–   –   –

POST–TRIAL ORAL ARGUMENT

– – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – –  – – – – – – – – – – – – – –  – – – – – – – – – – – – – – –

CHANCERY COURT REPORTERS

Leonard L. Williams Justice Center

500 North King Street – Suite 11400

Wilmington, Delaware 19801

(302) 255–0524

APPEARANCES:

A. THOMPSON BAYLISS, ESQ.

SAMUEL D. CORDLE, ESQ.

Abrams & Bayliss LLP

                 –and–

ELLISON WARD MERKEL, ESQ.

of the New York Bar

Quinn Emanuel Urquhart & Sullivan, LLP

    for Plaintiff Warren G. Lichtenstein

PETER J. WALSH, JR., ESQ.

MATTHEW F. DAVIS, ESQ.

Potter, Anderson & Corroon LLP

    for Plaintiffs James R. Henderson, Audrey A.

    McNiff, and Martin Turchin

RAYMOND J. DiCAMILLO, ESQ.

KEVIN M. GALLAGHER, ESQ.

DANIEL E. KAPROW, ESQ.

Richards, Layton & Finger, PA

                –and–

BRIAN M. LUTZ, ESQ.

of the California Bar

Gibson, Dunn & Crutcher LLP

                 –and–

JEFFREY S. ROSENBERG, ESQ.

of the District of Columbia Bar

Gibson, Dunn & Crutcher LLP

    for Eileen P. Drake, Thomas A. Corcoran,

    Kevin P. Chilton, and Lance W. Lord

ALBERT H. MANWARING, IV, ESQ.

Morris James LLP

    for Nominal Party Aerojet Rocketdyne

    Holdings, Inc.

GARRETT B. MORITZ, ESQ. (Via Zoom)

BENJAMIN Z. GROSSBERG, ESQ. (Via Zoom)

Ross Aronstam & Moritz LLP

    for Mr. Boehle

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THE COURT: Good morning.

VARIOUS COUNSEL: Good morning, Your Honor.

THE COURT: It’s nice to see you all back here again.

Mr. Bayliss, you may proceed.

ATTORNEY BAYLISS: Thank you, Your Honor.

I have a slide deck that is overly ambitious. It’s not double-sided, so it seems bigger than it really is. But I will attempt to move quickly. I suspect that Your Honor has only budgeted an hour for each side or something thereabouts, and so I hope to hit this opening presentation in about 50 minutes and I’ll just sit down. Thank you.

THE COURT: Thank you.

ATTORNEY BAYLISS: I’ll start with a few factual highlights. Your Honor has heard these facts about seven or eight different times from different people, so what we’ve tried to do here is just highlight a few things that I think are either deserving of particular attention or are nuanced in a way that could be lost, and we want to make sure that they aren’t.

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First of all, there were some things said about Mr. Lichtenstein and how he can’t abide strong women. That’s just wrong. I think that you can see that right away from Ms. Drake’s testimony about how their disagreements arose. They actually worked well together at first, and, in fact, Mr. Lichtenstein recruited her and helped elevate her to the CEO position.

The disagreements arose in connection with the Lockheed deal, not before that. And those disagreements were over business points. Price, for instance. Mr. Lichtenstein wanted to get a price that started with a 6. He wanted to get up to 65. They weren’t able to do that. They got 56. Excuse me, they wanted – – he wanted to get to 65, they got 56.

There was a dispute over cash versus stock consideration. Mr. Lichtenstein wanted a tax-free deal, which is understandable. I think the testimony is pretty clear that that wouldn’t have somehow specially benefited Steel. That would have benefited all stockholders.

I do want to add that, of course, the acquirer’s stock was Lockheed stock. It’s a hundred billion dollar market cap. It’s got plenty of

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liquidity. So this was a situation where a stock deal would have provided the stockholders optionality. It could have taken the stock, continued to hold and not pay taxes on the gain, or they could have sold if they wanted cash and there wasn’t going to be a hit due to the fact that a lot of stock was being put on the market. Again, it’s a hundred billion dollar market cap company on the buy–side.

They disagreed about alternatives, which ones to pursue and how to pursue them. Mr. Lichtenstein wanted to create auction tension with other alternatives, which is an understandable situation. They disagreed about that.

And then they disagreed about other terms, including a reverse break fee, which would have been great had they gotten it. And they disagreed about whether there was a provision that should have required them to litigate – – required Lockheed to litigate with the FTC, a provision they didn’t get and that actually turned out to be important because Lockheed, when the FTC sued, decided not to litigate.

They really just overall disagreed about negotiating an approach. Mr. Lichtenstein just has a different style of negotiating, and it’s pretty

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hard-charging. And Ms. Drake did not agree with that.

So fast–forward to May 10th, 2021, right, the deal gets signed up, all the directors approve it in December of 2020. The stockholders approve it in March.

Then we have May. This is the first of the Drake memos, and the reason that I wanted to call this out is because it’s almost tragic how this happens. She describes in her first memo that she “was excused from the board executive session by Marty Turchin” and that he went on to have “a discussion with the board ... and executive chairman,” that’s Mr. Lichtenstein, “beginning with asking Warren about our working relationship.”

And if you follow through the rest of the memo, you can see that she’s upset about having been left out and about what was said about her when she wasn’t a part of the conversation. And her impression was that Mr. Lichtenstein was in there disparaging her among the other directors.

But that’s actually not what happened. And if you go to the next slide, you can see this is a timeline that we have for Mr. Kampani that was produced in response to Your Honor’s motion to compel,

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and he has – – he records what his impression was of the events. And you’ll see that this is a discussion about the May 5th board meeting and that Mr. Corcoran states that “Eileen Drake’s assumptions regarding [the] May 5[th] Board meeting not entirely accurate. Board excused both her and WL” – – Mr. Lichtenstein – – “and then Mr. Turchin called WL into the meeting. As soon as the brief discussion was over,” Mr. Lichtenstein was excused.

So it wasn’t a situation where Mr. Lichtenstein was disparaging her with the rest of the board. It was a situation where he was there for a few moments and then left.

So one – – a key moment here is just based on the misunderstanding about what happened. And Ms. Drake fires off this memo saying that it was poor corporate governance for her to be excused from this meeting when Mr. Lichtenstein was there, but, of course, both were excused, and ultimately this was an effort by the independent directors to try to figure out how to mediate a solution so that both executives could work together.

But, anyhow, the die has been cast, and unfortunately it continues to get worse. This is

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May 13th, and we see here on this slide that Ms. Drake begins to describe Ms. McNiff as a nonindependent member of the board, but she doesn’t say that directly to Ms. McNiff, she says that behind her back, and then meanwhile, the company’s public disclosures describe Ms. McNiff as independent, which is a situation that, again, repeats itself if we fast-forward to September.

This is an email enclosing Ms. Drake’s September memo, and she says – – she asks that it “not be sent to the non-independent board members,” and, again, she doesn’t tell these supposedly nonindependent board members that she thinks they’re independent. She says it to other people.

And meanwhile, the company’s public disclosures describe them as independent directors. But this is how the division is – – if it doesn’t begin here, it certainly is accentuated here because some directors have the information and some don’t.

So here we have Mr. Kampani looping in Morris Nichols, who represents all six of the nonmanagement directors, about the Drake memo. And then we have a discussion between Mr. Wolters and Mr. Kampani, and then there’s this formulation of a guidance memo, and the guidance memo goes to

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General Lord, and it ultimately makes its way to Mr. Corcoran and General Chilton, but it doesn’t make it to the other three members of the nonmanagement committee. It does make it to their lawyer, however, but he doesn’t share it with three of his clients at this point.

And then there’s a discussion among the lawyers, and we have this, again, because of Your Honor’s motion to compel, where the lawyers all get on the same page about what’s going to happen, and it doesn’t involve providing the draft guidance memo to the full board or to the nonmanagement directors in their entirety. It involves providing it to just a few of them.

And then the lawyers script out how the discussion is going to go, and it’s all about convincing these directors to authorize the issuance of the guidance memo that some of them haven’t seen yet.

And you can see that here – – this is Nancy Abell from Paul Hastings. She’s an employment lawyer for the company. Again, Mr. Wolters was involved in orchestrating a meeting where half of his clients haven’t seen the document that turns out to be

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key.

And then this next slide has testimony from Ms. McNiff and Mr. Henderson where they acknowledge that they didn’t see the memo before it went out. And this is again from Mr. Kampani’s timeline. This is on Slide 18. The substance of the letter was shared with these directors, but it didn’t actually get sent to them until after it had already been sent out.

So fast-forward to October of 2021, we have the creation of the nonmanagement committee, and all six of the nonmanagement directors are on this committee, even though Ms. Drake has been describing them – – half of them as nonindependent behind their backs, formally the board considers them independent, the disclosures are considered independent.

So, again, we’ve got this divergence of narratives, but the official narrative, and the one that all of the directors sign onto, is that these nonmanagement directors are independent at this time.

And this is Mr. Corcoran’s testimony from the trial where he explains why the committee was composed of all six nonmanagement directors, and it’s because everyone is comfortable that they’re

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independent.

The tune changes later after there’s a proxy contest, but contemporaneous documents indicate – and this trial testimony indicates – – that everyone considered all six independent.

And fast–forward to the February 1st press release, that, too, concedes that all six are independent because it makes a big deal out of the fact that there’s an internal investigation conducted under the oversight of a committee of independent directors. So even on February 1st, even these defendants are acknowledging that all six are independent.

Another key point that’s in our factual highlights is the fact that Mr. Lichtenstein actually supported the investigation. There’s this intimation that he tried to crush it or stop it. That’s just not correct. This is that email where he says that he supports the investigation, and I’ll fast–forward to the harassment allegations themselves.

This is in October, right about the time that the nonmanagement committee is created, and we have Ms. Drake describing the situation as one where the executive chairman is, quote, “continuing to

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harass me, openly talking about replacing me and openly talking negatively about the Lockheed Martin transaction.”

Fast-forward to the actual conclusions by the committee, the harassment and retaliation allegations are rejected. The allegations regarding the Lockheed merger are sustained by the committee. But note the language that “he made comments expressing skepticism concerning the likelihood of the merger being approved ...” – – which turned out to be correct, of course, the merger wasn’t approved – – “and approached two parties to inquire regarding their interest in becoming CEO if the merger did not close ....”

And, of course, there was concern that if the merger didn’t close, Ms. Drake would leave the company.

There’s text about how he criticized Ms. Drake’s performance, but the ultimate thrust of this conclusion is that he violated the guidance memo and that that’s the formal reprimand, but, of course, that’s a guidance memo that half of the nonindependent members of the committee didn’t see before it was issued.

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So fast–forward here to January 2022, and this is really where the guts of the case begin. And this is Mr. Corcoran’s decision not to stand for reelection. This is his testimony. He always intended to see this investigation through. This was absolutely not an attempt to shut down the investigation. He would never have agreed not to stand if he thought that it would cut off the investigation. That’s what he said at trial. That’s what he said at his deposition as well, and he said it in his contemporaneous email to Mr. Lichtenstein, that he’s going to continue to oversee this pending investigation, that he intended to see through to completion.

So the argument that this was an attempt to cut this investigation off, just not correct.

And this is Mr. Lichtenstein’s testimony about why he asked Mr. Corcoran to step down. It was about energy level and about a conflict associated with his directorship at L3. All of that makes sense.

Fast–forward to January 24th, this is where Mr. Lichtenstein proposes a consensus board

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slate of seven directors, everyone except Mr. Corcoran. And then we have the notes that Ms. Drake took of that board meeting where she calls out the fact that Mr. Corcoran himself explains that he had decided not to stand for reelection for personal reasons.

So there’s just no argument that – – I know that there’s an after–the–fact argument that this was all about the investigation, but that’s really not the case.

Moving forward to the next day, January 25th, this is where Lockheed sues – – or, excuse me, the FTC sues to block the Lockheed deal. This is a critical moment because the contingency planning, the uncertainty that Mr. Lichtenstein has been worried about all along, suddenly comes to pass. We’ve got an FTC lawsuit trying to block this deal.

So to the extent that there was already board dysfunction and concern about what would happen absent a Lockheed deal, it’s multiplied by ten at this point.

So fast–forward here to a budding consensus on a slate of seven directors, and we have the advisors working to torpedo it. Here they’re

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developing talking points to convince the independent directors not to approve the consensus slate of seven.

And then, because they don’t reach agreement, we have Steel submitting its nominations. And Steel makes it very clear in the cover email that this is not about trying to take over the company. This is a suggestion that they will withdraw their notice of nominations if they can reach agreement on the consensus slate of seven, and they almost get there. They almost get there, but not quite.

There is a suggestion by the defendants that the notice of nominations was an effort by us to achieve tactical surprise. Not the case. The whole point of the January 24th board meeting was to discuss a slate and to discuss the fact that the advance notice bylaw deadline was going to run soon and Steel was going to be in a position where it would have to nominate to preserve its rights. This is a contemporaneous email from Ms. McNiff.

So fast–forward to this idea that this was all about hardwiring Mr. Lichtenstein’s seat on the board. Not the case. He proposed an agreement whereby there would be substitution if he were somehow taken off the slate as a result of the investigation.

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So this idea of a corrupt bargain, that this was an attempt to force the company into a corrupt bargain, just is inaccurate.

And this is a document that has been objected to because it’s – – it was added yesterday to the exhibit list, and I understand that. We’re not going to move to supplement the record to include it. All it does is just confirm Mr. Lichtenstein’s testimony that the substitution right was discussed by the parties, but I will draw the Court to the footnote at the bottom of Slide 38, because there’s a different document that states the same point a little more indirectly, and that’s their own proxy statement acknowledges that the right of substitution was discussed by the parties.

THE COURT: Mr. Bayliss, what was problematic for Mr. Lichtenstein and the other plaintiffs in terms of the resolutions that Morris Nichols prepared on January 30th, and why was a formal agreement something that they needed beyond the resolutions?

ATTORNEY BAYLISS: Well, I think that there was – – I think that there was concern that the resolutions would then be – – let me back up for a

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second.

I think that there was concern that resolutions could be taken back or that they wouldn’t be binding. And there was definitely concern that there needed to be a binding agreement, because if there wasn’t a binding agreement, no one was bound by anything. And there really needed to be a binding agreement if Steel was going to forgo its right to nominate, because if they got past February 5th, there wouldn’t be any opportunity for Steel to nominate because they would be untimely.

So Steel, in order to forgo its rights, really needs a written agreement. A board resolution just doesn’t do it because it’s not binding. It’s not something Steel can enforce. And, of course, there’s this situation where there will be arguments about potentially about who can and can’t be on the slate and all subject to fiduciary duties and certainly a nonbinding board resolution. It’s just not the type of thing that’s going to settle a proxy contest. In fact, Gibson Dunn has a primer on proxy contests, and they discuss the fact that people enter into written agreements to avoid proxy contests and they’re bargains just like the ones that Steel

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proposed here.

THE COURT: If the board had entered into a written agreement, would they still, in exercise of their fiduciary duties, be able to later say, we need to remove someone from the company slate? Let’s say the investigation had gone in a certain direction.

ATTORNEY BAYLISS: So an agreement that didn’t have the right of substitution, that just hardwired the identity of the directors, I think that that would be enforceable against the company. The company’s – – a written agreement by the company as to the identity of the slate. But it would not be a hardwired commitment to recommend in favor of the election of each member of that slate because nothing can constrain the directors’ right to recommend one way or the other based on their judgment.

So I think that if an agreement that hardwired the identity of the members of the slate had been entered into, it would have been enforceable, but the directors could have absolutely said, we’ve conducted this investigation, you should not re–elect this individual who’s on our slate. Absolutely they had the right to do that.

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But, of course, even afterwards, we had suggested amending this written agreement to include the right of substitution, which would have given these board members even more freedom of action because they really could have, even under the written agreement, changed the identity of the members of the slate. They would have taken Mr. Lichtenstein off and just put on a suitable substitute.

THE COURT: Thank you.

ATTORNEY BAYLISS: So shifting now to the corporate blackmail, I mean, I don’t think there’s any other way to describe it. That’s what this is, right. They drafted disclosures, not for a legal requirement, not because they had to, but because they wanted to put pressure on Steel in connection – – and Mr. Lichtenstein in connection with this potential proxy contest. It’s right there in the documents. There’s no way to walk away from it. This is Mr. Gromacki, but it shows up in other documents as well. This is another email where he encloses the first draft of the press release. This “is a draft press release for your review and consideration. This may be too much, but I think we should be focused on what we might be willing to disclose, in order to put

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pressure on WL” – – that’s Mr. Lichtenstein – – “and Steel Partners.” Plain as day. This is an attempt to put pressure on people.

And then, of course, we have another email here, “Warren and team need to understand what we are willing to disclose re the investigation.”

This doesn’t have anything to do with legal requirements to disclose the investigation. This is all about pressure. And then, finally, we have Mr. Kampani, “ask them to retract the notice or we tell them Warren is under investigation.” Clear as day.

Mr. Lichtenstein does not, does not agree to withdraw his slate, so here comes – – here comes the realization of the threat. It’s the February 1st press release confirming the existence of the investigation under oversight of these independent directors.

And then it goes on with the company’s statements of belief, all unauthorized and totally unfair, in our view. And, of course, a characterization that this is the company’s belief, which is manifestly false.

Fast-forward to February 2nd, this is

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another interesting situation. This is a situation where some of the independent board members tried to call a board meeting, and Mr. Lichtenstein explains that he’s going to be in the air. And what do they do? They decide that they want to push the meeting forward anyway because if they can get the board to convene, they can do what they want with the 4-3 majority. Right in the documents, “I spoke with Jeff, Eduardo and Jim and we believe it is important to keep the meeting tonight,” even though Mr. Lichtenstein can’t show up. And they are proposing resolutions.

And if you look at the resolutions – – and let me back up for a second because this is actually a really interesting email. The cover email describes “resolutions Jeff has put together” – – that’s Jeff Wolters – – “allowing the four of you to operate in light of the proxy contest.” Not three, not just the independent members, but Ms. Drake along with the three members who end up on her slate.

So – – and if you look at the resolutions, they’re a committee of three, but I don’t think what Mr. Kampani sent was a typo. That’s a lot of different words, 4 versus 3.

In any event, these are the

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resolutions, and, of course, they would empower a board minority to use the power and resources of the company in the proxy contest. All attempted to be jammed through with a 4–3 majority.

And worse than that, Mr. Turchin is – – I think sees this company and says, what’s this board meeting about? And then Mr. Kampani and Mr. Wolters work together to coax him to come to the meeting. And, of course, Mr. Wolters is Mr. Turchin’s lawyer.

So it’s a very odd situation where Mr. Wolters seems to have lost sight of who he’s representing and then at the same time is suggesting to Gibson Dunn that they consider litigation if his own clients, who he describes as insurgents, won’t permit a committee.

And, of course, Gibson Dunn has been working on litigation. And February 3rd, the very next day, we see the lawyer letter from Randy Mastro, which Your Honor has heard plenty of testimony about. And one of the accusations is that Mr. Turchin didn’t show up at this board meeting on February 2nd at which, if he had showed up, they would have passed all of these resolutions empowering a board minority.

So fast–forward now to the neutrality

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resolutions, these are what Mr. Lichtenstein proposes to resolve the situation. The neutrality resolutions are exactly what they’re described to be, “Until the annual meeting ... the Company and its officers will remain neutral and will not use the Company’s name, disclosures, resources or electoral machinery to sway the outcome of the election.” Totally reasonable approach, rejected. Rejected because the defendants want to pass a different set of resolutions which would enable Mr. Corcoran, General Chilton, and General Lord to essentially control all the material functions of the company, including using the company’s advisors, for instance, responding to the Steel notice of nominations, and also to exercise all the power of the company in connection with the merger agreement.

So not only are they going to control the company’s function in connection with the potential proxy contest, they’re going to control the company’s role in connection with Lockheed, so they’re going to take over that and they’re going to take over the independent investigation.

So instead of neutrality, the defense make their choice, and their choice is control of all

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of these functions by a board minority.

And meanwhile – – those resolutions aren’t passed, by the way. The neutrality resolutions fail, the board minority resolutions fail. They’ve asked for permission to speak in the name of the company. And they don’t get it from the board, but what happens instead, Ms. Drake just takes it upon herself to weaponize the February 1st press release.

So here’s an email to BlackRock, and, of course, it calls out the February 1st press release. We’ve got an identical one to State Street, to Dimensional, to Geode, Northern Trust, to Schwab, to BNY Mellon. They’ve asked for permission to speak in the name of the company. They don’t get it and they just do it anyway, and these are all these emails to these big company stockholders. That’s a good way to get a jump in a proxy contest.

And here, we have a special meeting, preliminary proxy statement where they’re soliciting and they’re soliciting leading up to this meeting on June 30th to exploit the advantage that they achieved by these unauthorized actions. And here’s Mr. DiCamillo himself saying that we’ve “received far more than the requisite number of consents ....” Yes,

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they have, in part by taking unauthorized action and getting a huge head start.

And this next slide has some snapshots from ISS, which just shows that these actions are having impact. You can see that ISS actually adopts the narrative that the Drake faction has been spouting in the name of the company.

So that leads me to the legal argument. Those are the factual highlights. I think I can tick through this fairly quickly.

First of all, democracy isn’t an attack on the company. Mr. Corcoran, I think, conceded that in his direct – – or in his cross-examination. Of course, he’s on a stockholder-nominated slate, so he’s not in a great position to say that that’s an attack on the company or that it somehow disqualifies directors from acting as directors. This is just some case law from Aprahamian and then Pell v. Kill about the situational conflicts created by elections.

So, again, if one of these directors is conflicted, each one of them has that same conflict. And Mr. Henderson conceded that in his direct testimony.

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And there is this suggestion by the defendants that because some directors were conflicted and others weren’t, the conflicted directors were rightfully left out of the deliberations and rightfully short of pillory by their own lawyers. And that’s just not right. This is a cite from the Drexler treatise. This is a Morris Nichols treatise, which Mr. Wolters clearly did not honor here, “Even if the conflict unquestionably exists is not countenanced ....” That’s the forced exclusion of a director, is not countenanced, right out of the Morris Nichols treatise.

THE COURT: I have a question for you about that. You talk about void corporate acts, and I saw that in your complaint and your pretrial brief. I didn’t see much about it in your post–trial brief.

Are you asserting that certain acts taken should be voided by the Court?

ATTORNEY BAYLISS: Yes, yes, and I confess that the void/voidable distinction is super-thorny, but I think that in a situation – – I think the best case law on this are situations where directors are just completely left out of a decision-making process, and – – but they’re, by bylaw

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or by charter provision, entitled to participate. That gives rise to a situation where the act is not just voidable, but void.

And I think that that’s what we have here, that these actions are, in fact, void. It’s not a situation where there’s some small legal defect. This is the situation where the entire deliberative process that’s required by Delaware law, by the certificate, by the bylaws, was just skipped over. And so, yes, that’s a long–winded way of answering the Court’s question, but, yes, we’re not abandoning the void argument.

THE COURT: Which acts are you saying were or should be void?

ATTORNEY BAYLISS: I think that it is every act that is taken – – every act that is taken that should have been approved by the board or a committee that was not.

Now, there’s sort of a fight between us about what can be taken by management, what acts can be taken by management and what actions can be taken at those lower levels, but I would say that anything that deserves the dignity of board approval or committee approval that they didn’t get should be

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voided, as a matter of law.

THE COURT: So you’re talking about the February 1st press release, for example.

ATTORNEY BAYLISS: The February 1st press release is a great example, and then all of the subsequent acts by the CEO to send the February 1st press release to the top 15 or 16 company stockholders, that should be void, because it’s just an extension of the February 1st press release.

Likewise, the February 2nd SEC filings, those are void. They should have been approved by the board, and they weren’t. The board didn’t even have the opportunity to review and comment.

THE COURT: Is that something that you’re seeking in addition to corrective disclosures?

ATTORNEY BAYLISS: I think the declaration would say that they are void. I’m not sure there’s a practical difference in how to unring the bell, because I think at least one remedy is corrective disclosure.

I think another remedy, though, and one that I think would be absolutely fitting here, is the sterilization of the consents or of the proxies

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that were obtained by virtue of these unauthorized and void acts. That seems like it’s appropriate here because the entire point of all of this unauthorized conduct was to get a jump in the proxy contest. So yes to supplemental disclosure, but I don’t think that’s sufficient here.

Conflicts don’t excuse unilateral action. We’ve hit that point. Now moving on to the neutrality principle, and this goes right into the area where Your Honor was raising questions, and so I’ll skip through this.

But I think it’s very clear that they needed board authority for these acts. And there is an argument that the defendants relied on counsel and that they didn’t know any better. But, in fact, that’s actually not correct, and we see that from Mr. Wolters in his own email, “Points to keep in mind: [    ] Presumably we’ll need board or committee authorization for action in response to Steel’s notice.” This isn’t a situation where the clients follow incorrect legal advice. This is a situation where the lawyers get it right, at least in this instance, and then decide to just do it anyway, and then ask for forgiveness after the fact.

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I do want to call out some other things in this email because it’s important, “If we’re going to form a committee, we need a board meeting.” We “need 5 for quorum.” All indisputably true, and the defendants just decided not to comply.

And this is General Lord’s testimony:

“Question: But you knew you needed authority of the full board to do that [    ] ?

“Answer: Of course.”

Everybody knew better. They did it anyway.

And this is just a list of examples of pre-TRO unauthorized acts. You can see them all here. I don’t think we need to tick through them now.

There’s this argument that there are past policies that somehow justified the February 1st press release, the SEC filings after that, and then the other unauthorized acts.

First of all, the decision matrices talk about “the minimum level of review required.” They’re certainly not the maximum. They’re essential, but not sufficient. And if you go to the decision matrices themselves and you look at the tables, you can see that press releases at least require CEO

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approval and SEC filings require board – – a director’s approval.

There’s an argument about how some filings aren’t actually filings, they’re furnished, but this is not – – the term “SEC filings” here, I think, is best read as meaning anything that goes to Edgar.

And, of course, none of this was ordinary course. This was Ms. McNiff’s testimony on this. I think it’s effectively undisputed.

And most – – perhaps really interesting, this is a document that was produced in response to the motion to compel. They didn’t rely on these decision matrices at the time. They scrambled around to find the decision matrices to justify their conduct after the fact. This is Richards Layton asking, “We’ve been looking into officer/management authority. We wanted to know whether there is any sort of delegation matrix ....” So the entire argument of delegation matrices is made up after the fact to justify what had already happened.

And here we’ve got a Gibson Dunn email, the same thing, “Arjun, please see the highlighted question below from Richards Layton. Does

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AJRD have a formal delegation matrix you could pass along?” This is after we filed suit. So Mr. Kampani says, “We are working on this.”

And then we have Ms. Drake, who submitted a declaration, saying these are our decision matrices, and she says, “Can I get a copy of the procedures cited in this document that I am saying I’m familiar with ....”

And this is another, “Can someone explain to me what the Draft Declaration is that I’m being asked to sign?” This is all after the fact, ex post justification for corporate blackmail.

And there’s an argument, right, that this press release was legally required. I just think that that’s actually a laughable argument, and I’ll just explain quickly why. This is just a reprise of the press release itself, but then the next slide talks about – – this is a snapshot from General Chilton’s testimony where he acknowledges that they had never disclosed the investigation to Lockheed, and the reason that they had never disclosed it to Lockheed is because the lawyers advised him he didn’t have to. And the only reason they wouldn’t have had to is because it was not material. It was an

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ongoing, confidential, internal investigation about a shooting match between the CEO and the executive chairman about who was saying what to when [sic]. Not material.

There’s an argument in their post-trial brief that, yeah, they didn’t have to disclose it to Lockheed, but as soon as Steel filed a misleading 13D, they had to issue the press release to make sure that the stockholders knew what was happening, and they weren’t misled. Well, what’s crazy about that, right, “Based on this, the Independent Directors felt that it was necessary to provide stockholders with this additional information to put the Steel slate into context.” What’s crazy about that is that they drafted the press release before the 13D even came out.

So the idea that the 13D justified these disclosures is completely false, and we know it’s false because they drafted the press release before the 13D even came out. And there’s just no argument that they could have anticipated, ah, I know what Steel is going to say in the 13D, so we better prepare corrective disclosure. Doesn’t make any sense. It’s just a false narrative.

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I do want to touch on this document, which is, I think, their best. This is on Slide 88. Oh, excuse me, this is – – I’m sorry, this is more corporate blackmail, and so I’ll just skip through this because we’ve already seen it, but this is their best document, I think.

This is Slide 91. This is from Mr. Gromacki. This is the original author of the press release, and what he says is “Eileen called and asked why we need to disclose the investigation in the context of the press release.” And then he goes on to describe legal advice about how disclosure of the investigation is important.

First of all, you can’t square that with the corporate blackmail. You can’t square it with the fact that they didn’t disclose it to Lockheed. You can’t square it to the fact that the 13D hasn’t been disclosed yet.

So what is this, exactly? What I think this is – – we didn’t depose Mr. Gromacki, but what I think this is, this is CYA. They had tried to blackmail Steel, and it didn’t work and they were going to have to issue this press release and they were going to have to justify it. And how do you

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justify corporate blackmail? The disclosure’s required. It does not make any sense that this disclosure was required. I don’t understand why Mr. Gromacki sent this email. It doesn’t make any sense. The only way – – the only justification I can think of for this email is that it’s an attempt to paper the record.

And, of course, here’s Mr. Lichtenstein asking for the opportunity to review and comment on press releases. Again, if this is legally required, tell them that. Send them the press release and say, we’ve got to disclose it. Did not do that. And the reason they didn’t is because they knew it wasn’t legally required, they knew they wouldn’t win that conversation, so they went for the corporate blackmail.

This is Martin Marietta. This is just – – and I think that it’s a different context, but there was an argument in Martin Marietta that the violation of an NDA was permitted or it wasn’t a violation, the argument was this information is subject to an NDA, but there’s a carve-out for legally required disclosures, and so we were justified in disclosing all of this information because it was

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legally required. And what Martin Marietta had done is they had entered into this NDA, and when they didn’t reach a consensual deal, they had launched a hostile bid. And then once they launched the hostile bid, they said that the SEC rules required them to disclose their hostile bid, including an S-4 that described the entire transaction history.

And, of course, the Court correctly observed that it’s not legally required when you caused the disclosure event that then you say you’re forced to disclose, which, of course, is what happened here. It’s even more than that.

The Court talked about the S-4 – – I mean, this is from Martin Marietta: “Martin Marietta’s approach to disclosure of the specifics is not characteristic of a party seeking to comply with legal minimums.” That’s exactly what happened here, right. If they were trying to disclose legal minimums, they would have said he’s subject to investigation, that’s it.

But instead, what they said was, he’s subject to investigation, it’s being conducted by an independent committee, it doesn’t have to do with certain subjects, the company is disappointed, we

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think this has to do with his personal concerns about staying on the board. They went way beyond any legally required disclosure. It’s just not a credible argument. And, of course, they kept it secret.

And, oh, by the way, they asked for permission afterwards. If it was legally required, why do you have to go and for permission afterwards? Which is exactly what they did.

So moving forward now to the neutrality violations. Here’s the list. It’s a long one. I won’t tick through everything here. There are a couple slides that I think are worth calling out. There’s the February 1 press release, of course, but then there’s the fact that an army of company advisors who were supposed to be neutral when the board is split are putting this press release together. We’ve got Jenner, we’ve got Gibson Dunn, we’ve got Morris Nichols, Weil, Paul Hastings, company employees, co-opting the company’s lawyers, not neutral, but that’s exactly what happened here. They even co-opted the lawyers for the nonmanagement committee, even though three of their clients were on the Steel slate.

Let me back up for a second because

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this document is pretty interesting. This is another email from Mr. Wolters talking about “next steps if Steel doesn’t withdraw the notice ... Company press release in response to [the] 13D.” Again, no discussion about legal requirements there, of course. “Emergency board meeting to establish committee ....” That was a good idea. But it required that, quote, “dissidents [to] agree.” Those were Mr. Wolters’ own clients.

Then there’s a discussion about what the committee might do, and then there’s number 4, “Make a record that dissidents should drop off [the] non-[management] committee?”

Here’s Mr. Wolters going behind the backs of his own clients to talk about making a record to force them off the committee that he’s supposed to be advising.

Here’s the use of the proxy campaign strategy team. It’s all corporate employees. Again, not neutral. We’ve got use of the company’s public relations firm. Not neutral. Here are talking points developed by Joele Frank, the company’s PR firm. What do they do? Weaponize the investigation. It’s the first bullet in the talking points. And it’s not just

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legally required disclosure, right, “We believe Warren’s decision to cause Steel Partners to nominate director candidates at this time may ultimately be driven by his personal concerns.” How is that a legally required disclosure? It’s not.

Evercore got use of the company’s bankers here, and Citigroup as well. Let’s consider Warren and Steel to be activists, even though they’ve been in the stock for decades. Even though Mr. Lichtenstein has been a director since 2008, he’s an activist.

Use of the company’s advisors here in this context is not neutral and use of Korn Ferry to conduct a slate – – to conduct a search for a slate. Now, there’s a suggestion here that the defendants didn’t have enough time, that they were caught off guard, and that by the time the Court entered the implementing order on January – – on February 23rd, they just didn’t have enough time to meet the advance notice deadline. That’s not true. They were starting to search for director candidates on February 1st, the same date that they issued the press release.

This proxy contest started on February 1st, and any suggestion that there was any

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rush to meet a February 28th deadline, of course it’s a rush to meet a February 28th deadline, but the rush started on February 1st. It didn’t start on February 15th or February 23rd. It was way sooner than that.

And this is Korn Ferry. It’s clear that there’s a conversation on February 1st or February 2nd to talk about recruiting candidates for the Drake slate, but, of course, they’re using Korn Ferry, who’s been the advisor to the company’s nom and gov committee since September, I think, of 2010. So 12 years, an advisor who’s been working with the company for 12 years, suddenly peeled off to work on the Drake proxy contest.

And Mr. Bell is put in touch with the company’s head of human resources, and so a company employee is out there working to assemble the Drake slate starting February 2nd.

This is the February 2nd SEC filings. We’ll just fly through that. We’ve got the Gibson Dunn letter, and then we’ve got another email here, this is Slide 109, a conversation with Mario Gabelli. This is a perfect example of how the press release was weaponized because he asks about the

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investigation and she reads the press release to him.

And you can see down at the bottom just above the highlighting, “Mario asked if the investigation on Warren is over an issue outside of the company ....” So stockholders are really affected by this.

And the thing is, it turned out to be a comparatively not – – a comparative nonevent. I mean, I think the undisclosed nature of the investigation gave these defendants a lot more mileage than if they had simply waited for the results of the committee. But, of course, they weaponize it long before that. This is Evercore working on draft outreach notes to stockholders, and we’ve already seen them, but they deliberately targeted the company’s key index funds.

We don’t need to go through all of those, so I’ll just flip through them.

This is when we file suit. This is February 7th, we asked for a TRO, everybody is on notice at this point. And Gibson Dunn calls the case an oxymoron, Aerojet share – – “Aerojet should stay neutral in the proxy contest that was launched against it ....” “Never heard of such a thing!”

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Gibson Dunn is very dismissive outwardly, but then inwardly, they are rushing to get a $250,000 Evergreen retainer before the Court has an opportunity to rule. And this is the document that shows that. And the company’s general counsel pays it right away without board approval. Kind of amazing. And they’ve still got that retainer; they haven’t paid it back.

February 11th lawsuit, not authorized by the company – – not authorized by the board in the name of the company. Not exactly neutral and way outside of the ordinary course. They’re asking for a special committee, a custodian, the removal of a director. All unauthorized. Totally not neutral. We’ve got these unauthorized statements to the press as well. I’ll keep going.

THE COURT: If I can ask you about the $250,000 retainer for a moment.

ATTORNEY BAYLISS: Yes.

THE COURT: Is it your view that that needs to be repaid in order to comply with the TRO, or is it the fact that it hasn’t been drawn down that keeps it from violating the TRO?

ATTORNEY BAYLISS: In my view, what

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they’re using – – what violates the TRO, in my view, is that they got a retainer to try to get there before the Court had the opportunity to rule, and then once the Court did rule, they continue to hold it.

And, of course, the whole point of a retainer is it’s security. It’s the company’s credit, but it’s even better than credit. They’re holding the company’s asset in their bank account, and, of course, possession is nine-tenths of the law. Gibson Dunn is going to get paid at least the 250,000 unless they give it back, but they’re holding it.

And is the company going to have to go sue Gibson Dunn to get it back? And then Gibson Dunn is going to say, well, we spent that money on indemnifiable conduct. It’s clearly a use – – it’s not spending company money, quite, but it’s deploying company resources, including the company’s credit and the company’s assets by putting – – basically giving Gibson Dunn security that only the company can do.

This is a statement to the press.

Let me flip to contempt because I think that this is important and a little bit more of a difficult issue, although still important.

The contempt story starts with the

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executive chairman. It doesn’t just start with the Court’s ruling. This is the request from the executive chairman for the opportunity to review and comment on a press release, and they just defy him. Even though he’s a director, he’s the executive chairman, he’s the person who’s supposed to facilitate information flow from the management team to the board, and they just say, we’re not even going to comply with that.

And then later on, when Mr. Mastro appears, Potter Anderson writes a letter and says, you don’t have authority or we don’t think you have authority, send us who authorized your activities as supposed litigation counsel for the company. You don’t have authority to do that. And what happens? Gibson Dunn just sues anyway. So the defiance starts really early, and it continues and it’s just a continued pattern.

This is a snapshot with the Court’s bench ruling. There’s just a snapshot here. Everybody knew what it meant. We’ve got contemporaneous evidence of what they thought at the time, that the TRO was, in fact, granted.

And right – – we have Ms. Drake on a

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debrief about the TRO and we have Evercore responding, “This is not good.”

“No kidding.”

I mean, they are all over what the TRO bench ruling meant, and any suggestion that they didn’t, that they weren’t sure whether it was binding or not, is just post hoc justification.

This is, I think, pretty outrageous. This is an argument – – this is, I think, an argument – – a document that they cite that they could just do whatever they wanted between the time of the bench ruling and the issuance of the implementing order.

In my view, the proper characterization is that their motion for a TRO was granted, but no TRO has been entered by the Court. Well, that’s true, but that’s not a license to do whatever you want between the time when the Court rules and the time the Court has the opportunity to actually enter the order, but that’s how they treated it. And we have a snapshot from Mr. Boehle’s testimony at trial: “I didn’t really consider compliance with the TRO until it was finalized .....”

Meanwhile, of course, they’re fighting

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with us over the form of order, so we can’t get the order entered, and they’re taking the license that they know they don’t have. So I think this was – – they absolutely had notice of the order, they were clearly bound by it, they violated it anyway.

We have the joint representation agreement and the signing of the joint representation agreement. This hearing, the TRO hearing started at 9:00 in the morning, it was over by 11:15. And look what happens, right after 11:15, so an hour later, Gibson Dunn doesn’t have all the signatures on the joint representation agreement. They’re fully aware of this hearing, and they try to go get the additional signatures before it’s too late.

So this is Mr. Moloney scrambling to get the last signatures after the TRO ruling, and we have Mr. Corcoran signing at 6:00 that night, way after the TRO ruling. We have Ms. Drake providing her signature the next day, and she doesn’t date her signature page. Of course she doesn’t, because she’s under a TRO. And if she dated her signature page, it would be obvious that she signed after the issuance of the ruling.

And worst of all is Mr. Kampani, the

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general counsel. He signs on the 17th. All committing the company to pay Gibson Dunn, which, of course, is an argument that Gibson Dunn can still make when it wants to draw down on the retainer.

Paul Weiss is another issue. I think Your Honor has heard a lot about this, but it was – – the independent directors of the board reached agreement on Paul Weiss on February 17th. They did. And you can see the emails that Mr. Lord doesn’t even dispute the fact that everyone agreed on Paul Weiss, and of course they did. They knew that the company had to be neutral. They were trying to line up neutral counsel right away, and they almost did, right then.

But then General Lord backpedals, and you see this in all of these emails, “It was not raised as a formal proposal, and no formal board resolution was approved.” Where is this coming from? Not General Lord. It’s coming from Gibson Dunn and Eileen Drake, and so we have this long thread where they successfully stall the retention of neutral counsel for days and days, and this stalling continues, and it turns out that it’s because Ms. Drake is working with Gibson Dunn to convince the

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generals that they should object to Paul Weiss. And this is a perfect example of that.

And then – –

THE COURT: What would Paul Weiss have been doing, though? Was it just serving as neutral counsel in connection with the litigation in the proxy contest, or was it working with the general counsel on day-to-day matters?

ATTORNEY BAYLISS: Your Honor, that’s a great question. The board, when – – the independent members, when they discussed this issue on the 17th, discussed Paul Weiss not only taking on the role as obligated by neutrality under the Court’s ruling, but also a broader rule to be neutral generally, and that’s because Mr. Henderson and Mr. Kampani got into a shouting match at the board meeting and afterwards Mr. Henderson really wanted there to be neutral counsel, not just for the litigation, which is what this rule – – Your Honor’s ruling was all about, but broader than that.

And then Ms. Drake objected and said, let’s make sure we have defined roles. And at the time I think people credited that as not just an excuse, but a legitimate request to define roles, and

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so Ms. McNiff responds by email and explains what role she expects Paul Weiss to have, and that kicks off this long thread.

And pretty soon, it becomes just an obvious attempt to defeat the introduction of neutral counsel, and we see this in some of these emails where Gibson Dunn and Ms. Drake are scripting General Lord’s responses to backpedal from the agreement. And, right, the suggested response back to them is, here it is. And General Lord says “sending in the next ten minutes.” And, of course, I think the worst document for them here is – – and this is March, right. This is – – so the February 17th board meeting is when they proposed Paul Weiss.

We get all the way to March, we still don’t have neutral counsel, and we’re still fighting over who it should be, which is really extraordinary, especially since the Court had entered a TRO ruling – – had made the TRO ruling on the 15th and entered an implementing order on the 23rd. We’re in March at this point, we still don’t have neutral counsel, and now we’ve got a draft email by Gibson Dunn that goes out from General Lord to the others, “We have great news to share. As your attorneys might have already

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told you, we are prepared to dismiss all pending litigation and accept the TRO as a final judgment. This will obviate the need for the company to hire [    ] counsel under the TRO.” It’s an obvious gambit to avoid neutral counsel.

And back to Your Honor’s question, what were they going to be doing? They were going to be making sure that the company was complying with Your Honor’s bench ruling on the 15th and Your Honor’s implementing order on the 23rd. And because there was no neutral counsel, Gibson Dunn and Mr. Kampani were in control of the company’s legal function, and that really matters because during this time, they’re using the company’s advisors, they’re using the company’s employees and the company’s resources to make the nomination deadline on the 28th. And, of course, they’re stalling and they’re bringing in Morrison & Foerster at the same time.

And the defendants say, well, we had nothing to do with Morrison & Foerster. This is from their brief. The heading said, “Defendants Had Nothing To Do With The Company’s Retention Of M&F Following The TRO.” Defendants had no involvement. Just totally not true. This is Eileen Drake’s

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declaration where she says, “I was unaware that Morrison & Foerster had been asked or would seek to serve ....”

And she says that she didn’t know who David Lynn was and the reference to a doc in – – about “mofo” was a curse word. Not credible testimony. You can see that because if you look at the document, this is the document.

Now, this document got produced on the Friday before trial, so you can see how the defendants were willing to take this position because they never thought we would ever know that they actually brought in Morrison & Foerster because they withheld it as privileged. And even after Your Honor granted the motion to compel, they continued to withhold it until we had to threaten another motion to compel on the eve of trial, and they produced this document the Friday before the Monday start of the trial. And what it shows is that they were lies. Of course they had something to do with Morrison & Foerster, and this is not a CEO reacting to a curse word in an email. Her response to the suggestion to the company to work with outside counsel David Lynn – – or, excuse me, “company to work aside David Lynn (MoFo),” she responds, I

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don’t know what you’re talking about. That’s a rude curse word. She responds, Is Arjun in the loop? Is general counsel in the loop? So this is all a deliberate effort to prevent the retention of neutral counsel, which at this point had been ordered by the Court back on February 3rd.

And then there’s more weaponizing of the investigation. I should stop because I think I’m way over time, but it’s clear they had notice of the TRO. This is another slide where Evercore just describes that the ruling is “Awful!” Right, “Our lawyers have consistently misjudged what the Court would do. They whiffed on this.” And yet, even after the 23rd, they just blow through the TRO. This is an email from Evercore on the 24th with the proxy contest agenda. All of these company employees are on it and participate in the call.

THE COURT: So in your view, the phrase “or other company resources” in the TRO order sweeps in third-party advisors. Does it matter whether or not they’re being paid by the company?

ATTORNEY BAYLISS: Yes, it does. It matters whether they’re being paid by the company or whether they will be paid or are working on company

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credit.

In our view – – I mean, what happened here, right, is the whole reason that these advisors are valuable is that they’ve been working for the company for years. They know the company, they have the company’s information, they know who to interface with at the company. That’s why they’re useful as company advisors, and they continue to act as company advisors all the way up until they realize that they might be violating the TRO. And then suddenly, miraculously, they switch and they become Eileen Drake advisors. And, oh, we’re no longer company advisors, which, of course, doesn’t make any sense.

And what they say is, we’re not going to be paid by the company, but of course they are. They’re working on contingency. Evercore is not working for free. Gibson Dunn purports to sign a pro bono engagement letter, but then it goes on to say, we will be paid in the event you succeed. Ms. Drake isn’t going to pay them. She’s going to pay them from the company.

So I think if we’re in a situation where these advisors were fresh to the company, we’d be in a different place. I think we’d be in a

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different place if these advisors were in a situation where they were just working sort of like a normal contingency side proxy advisor. But they’re really not. That’s just not what’s happening. So I do think that third-party advisors get swept in.

And, in fact, the defendants’ form of order would have allowed them to use company advisors, and the reason that their form of order said that is because when we argued the TRO, we specifically raised advisors and said, you can’t use advisors.

Now, Your Honor didn’t address that specifically in the bench ruling, but in the form of order, the defendants put in, we can use advisors. We struck it, and we had this dispute over the form of order, and Your Honor entered our form of order.

And if I can flip quickly enough, I can – – it will be hard for me to find it quickly, but there are notes from General Lord. Here they are. And this one doesn’t have the slide. I’ll keep moving, but I’ll find it on rebuttal.

But there is a slide where General Lord’s notes say, can’t use all advisors. So I think on the 26th, which is when General Lord’s notes are written – – someone’s going to help me out.

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Here we go. There it is on the right-hand side of the screen, up at the top, all assets, and then there’s a dash that says “Can’t use all the advisors.” It’s on Slide 171.

So I think they knew, that’s why they asked for it in their form of order and they didn’t get it. And I just think that the idea that suddenly all these lawyers miraculously change and become advisors to Eileen Drake doesn’t make any sense. And she does intend to pay them with the company resources. They’re working on effectively company credit.

I’ll stop there, Your Honor. Thank you very much.

THE COURT: I do have a couple of questions for you, and I’m sorry to take you over your time.

I saw you had a final section of your presentation about the duty of candor. And I want to understand how that’s before me because you asked for declaratory judgments and how it relates to the California litigation that is pending.

ATTORNEY BAYLISS: I’m sorry, I lost the first part of the question.

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THE COURT: You’re alleging that there was a violation of the duty of candor.

ATTORNEY BAYLISS: Yes, yes. Right.

THE COURT: How is that before me? I don’t think you’ve pleaded a claim for breach of the duty of candor. You have two declaratory judgment claims. So I’m trying to understand how it relates.

ATTORNEY BAYLISS: Right, that’s true. I think – – this isn’t a plenary lawsuit, from our perspective. This is a lawsuit solely to require the company to be neutral. And I think that, ultimately, our candor arguments are all related to this idea the company resources have been abused and that they just don’t have authority to do what they did.

And not only do they lack authority, but they skipped over these essential components of the decision-making process, including telling their fellow directors what was happening and giving them an opportunity to deliberate and talk about it in the open.

So I don’t think that our duty of candor claims sort of stand on their own. We’re not seeking damages. I think that would be a derivative case. That case hasn’t been brought, and may never be

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brought, I hope will never have to be brought. But certainly there were violations of the duty of candor, but I think it all circles back to the fact that this conduct was unauthorized and didn’t go through the proper channels, wasn’t approved by the board, wasn’t approved by a committee. A lot of the directors didn’t even have a chance to weigh in.

THE COURT: And that relates to the corrective disclosures that you’re seeking?

ATTORNEY BAYLISS: It does. It does, Your Honor.

THE COURT: And would I have to make a finding that the disclosures were materially false and misleading in order to get there?

ATTORNEY BAYLISS: I think, actually, Your Honor might not have to say that the disclosures were materially false and misleading to get there, but I think that they were. And I would just – – for instance, we cite the TransPerfect case. It’s a really good example we should have cited it in our prior papers.

But TransPerfect is a situation where you’ve got a deadlocked board, and then one director goes out and issues a press release in the name of the

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company, saying some things about the other director that are disparaging. And what Chancellor Bouchard found at the time was that the press release was materially false and misleading because it wasn’t authorized and it was supposedly in the name of the company, purported to take statements or positions on behalf of the company. And all of that was false.

I think Your Honor would be right to find the press release and a lot of the public disclosures materially false and misleading, but our overall point is you don’t even have to get there because they were never authorized.

I do think that the supplemental disclosures, if Your Honor orders them, would need to explain that not only were they not authorized, but the truth is X, and we’d have to work that out.

THE COURT: Do the subsequent disclosures that have been issued, the neutral disclosures and the decisions that I have put out, moot the need for any corrective disclosures?

ATTORNEY BAYLISS: I don’t think so, Your Honor. And the reason that I don’t is because – – and, in fact, the defendants unilaterally made some disclosures on Friday trying to sort of get ahead of

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the Court.

But the problem is that these disclosures were made in the name of the company on behalf of the company. And the only person who can retract those statements or the only entity that can retract those statements is the company. It needs to do so in an official way. And I think that’s definitely necessary.

I don’t think that’s a sufficient remedy because, again, not only do we have the press release and the SEC filings, but we have this concerted effort to market this story to the stockholders over a long period of time, and that’s going to require more than just a supplemental disclosure. That’s why we’re seeking sterilization, because there’s seemingly no other way to get this right, that we really almost need to just start this over again and start sort of at – – when we’re both on the same starting line and go forward from there, instead of a situation where they get a huge head start and then they call a meeting to bring the finish line even closer so we have less time to catch up. That’s sort of the situation that we feel like we’re in.

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And so, in our view, a remedy needs to solve that problem.

THE COURT: What is the status of the litigation in California? You sought a PI there; is that correct?

ATTORNEY BAYLISS: Your Honor, I am painfully ignorant about California. So I don’t know the answer to that. And I will get the answer.

THE COURT: That would be great. Thank you very much. I appreciate it.

ATTORNEY BAYLISS: Thank you, Your Honor.

THE COURT: Mr. DiCamillo, I promise you will get the full amount of your time.

ATTORNEY DiCAMILLO: Thank you, Your Honor. I appreciate that. Hopefully I won’t need it, because while there’s a lot, I don’t actually think the issues in this case are too complicated.

And let me just start to answer a question Your Honor just asked Mr. Bayliss. Mr. Lutz informed me about the California litigation. They did not seek a PI in the California litigation. There is a motion to dismiss that has been fully briefed and is currently pending.

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THE COURT: Thank you.

ATTORNEY DiCAMILLO: May I proceed, Your Honor?

THE COURT: You may.

ATTORNEY DiCAMILLO: Thank you.

Your Honor, we all know the Steel Partners notice of nomination was received on January 28th, 2022. The story, however, begins over a year earlier, and I’m not going to spend a lot of time going back. Mr. Bayliss did a lot of it.

And when I say that this case is not that complicated, while there are some disputed facts, I think a lot of the key facts are really not disputed, Your Honor. So I’m not going to dwell too long on it, but I do think it’s important to go back so that when Your Honor is deciding this case and writing your opinion, you have a full understanding of what were in the minds of my four clients, what they had faced in the year leading up to January 28th, and why they took the actions that they did in the coming weeks and why they thought they had to take those actions and why they thought they had the authority to take those actions. And I believe that they did have the authority to take those actions, and I’ll talk

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about that in a bit.

But getting back to the beginning of the story, I do agree with Mr. Bayliss that the story really starts at the time of the Lockheed Martin transaction and when that was being negotiated. Up until that time, Ms. Drake and Mr. Lichtenstein had been getting along great, and it is absolutely correct that Mr. Lichtenstein was the person who recruited Ms. Drake to become first the chief operating officer and then quickly the chief executive officer of Aerojet Rocketdyne.

And under her leadership, the trial testimony established – – and this is undisputed – – that the company has flourished. It’s done remarkably well on every metric.

But at the time of the Lockheed Martin transaction, that relationship, which started out well, really began to change. And in July of 2020, Lockheed Martin gave an initial indication of interest of 47.50 per share.

Mr. Lichtenstein did not want to bring that proposal to the board. In fact, he suggested alternatives, including a Dutch tender offer at a price which was below the offering price that they had

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received from Lockheed Martin.

He pulled for an all-stock transaction because it would benefit Steel Partners, and he questioned whether he needed to find another CEO, all that going on while the company was trying to negotiate a transaction that ultimately would be in the best interests of all the stockholders and that ultimately all directors approved.

As this was going on, we then see Ms. Drake start sending her memos and complaining about Mr. Drake’s conduct. You have the May 10th, 2021 memo, which is Joint Exhibit 34; September 2nd, 2021 memo, Joint Exhibit 71; and the October memo, Joint Exhibit 107. These memos detailed the issues that Ms. Drake had with Mr. Lichtenstein and the actions he took and the positions he took and what he wanted to do with the board and not do with the board in connection with the Lockheed Martin transaction. They dealt with overdue taxes that Mr. Lichtenstein had. They dealt with his desire to change his employment status to avoid the payment of taxes. And they dealt with conversations that he had outside the company about replacing Ms. Drake as CEO and criticizing Lockheed Martin executives at the time the

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merger transaction was pending.

And they had to deal with Mr. Lichtenstein sending nonsecure emails, in violation of obligations under the Lockheed Martin merger agreement, and also which were subject to being swept by the FTC, as Ms. Drake testified during the trial.

Now, today, Mr. Bayliss put up the May 10th, 2021 memo, and I’m paraphrasing, but the implication of what he argued was it’s unfortunate because the May 10th memo was all based on a misunderstanding. It was based on Ms. Drake’s anger at being excluded from a board meeting. And the May memo was much more than that, Your Honor. Certainly that was part of it, and it’s in there.

But I just want to read some portions about what Ms. Drake put in this May 10th, 2021 memo, “Regarding my working relationship with the executive chairman, I have remained professional in all my communications with him – – despite his lack of integrity, self-serving financial motives, and attempts to prevent the Lockheed Martin transaction.”

Later she writes, “My concern of a derivative shareholder action stems from past actions

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of the executive chairman during the transaction process (as conveyed to the Independent board members in October 2020) and the executive chairman’s desire to highly leverage the company for personal gain.”

Goes on to say, “Warren asked if he would,” quote, “need to find a new CEO and CFO.”

This was not about a misunderstanding. This was not about Ms. Drake being mad that she was excluded from the board meeting. She had serious concerns about Mr. Lichtenstein’s comments. And the reality is, Your Honor, it led to the issuance of the guidance memo and it led to the investigation, an investigation which concluded that Mr. Lichtenstein had behaved inappropriately and improperly. So the notion that this was all an unfortunate misunderstanding really is not supported by the record at all.

Following the receipt of Ms. Drake’s memos and the sending of Ms. Drake’s memos, the independent directors issued the guidance memo, Joint Exhibit 88, that reminded Mr. Lichtenstein of his fiduciary obligations and that his conduct was, quote, “not acceptable.” The guidance memo directed Mr. Lichtenstein to “cease engaging in conversations

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with third parties” about Lockheed Martin and company management.

And ultimately, as everyone knows, there was the creation of the committee of nonmanagement directors. That committee was created in October 2021. It’s at Joint Exhibit 113. And that committee launched an investigation which we’ve talked about and I’ll talk about a little bit more briefly.

Following the creation of the committee of nonmanagement directors and the launching of the investigation, Mr. Lichtenstein began talking to all board members except Ms. Drake about creating a slate that would give him majority control of the board and would guarantee him a position on the board, regardless of the outcome of the investigation, pressured Mr. Corcoran not to seek reelection. That can be found on pages 219 to 221 and 970 of the transcript.

And then we have these activities right before January 28th, and right after January 28th as well, and I do think it’s important to go through them, Your Honor, because, as I said a few minutes ago, I want Your Honor to understand what my clients were thinking at the time and why they took

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the actions that they took. All this background that I just talked about, it’s all very important, it’s part of the landscape, but what is key is what happened in those days leading up to January 28th and receipt of the Steel Partners nomination.

There was a board meeting on January 24th. Mr. Lichtenstein noticed that meeting without an agenda. That’s Joint Exhibit 128. Calls for a meeting, I believe it was on 24 hours’ notice. No agenda at all.

Ms. Drake complained about it and said, what’s this meeting about? Why didn’t you talk – – why didn’t you discuss it with anybody? Mr. Lichtenstein then provided an agenda and proposed resolutions. That’s Joint Exhibit 134. The resolutions contemplated a slate of seven directors, which included all of the incumbents except for Mr. Corcoran.

Now, the agenda referenced a letter agreement with Steel Partners, but there was no proposed agreement attached to the agenda. It was just a bunch of – – it was just proposed resolutions.

Now, during that January 24th meeting, Ms. Drake objected that the normal process formulating

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a slate had not been followed, and Mr. Lichtenstein went ahead and adjourned the meeting. That’s transcript page 486.

Now, on page 6 of their brief, plaintiffs state that no one but Ms. Drake objected. That’s not true. General Lord testified, both at trial and in his deposition, that he objected to going forward as Mr. Lichtenstein was proposing. That’s pages 849 to –50 of the transcript and General Lord’s deposition at 131 to 132.

So at the January 24th meeting, you had the proposed resolutions, which was seven without Mr. Corcoran, you had a reference in the agenda to the letter agreement, but no letter agreement, meeting happened, nothing occurred at the meeting, we move on.

The next thing that happens is Mr. Lichtenstein did finally send the proposed letter agreement on January 26th, and that’s Joint Exhibit 155. That letter agreement contemplated the same seven-person slate, all the incumbents except Mr. Corcoran.

But the agreement would not have allowed Aerojet Rocketdyne to change the slate, regardless of the outcome of the investigation. As we

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pointed out at trial, it was clear from the document itself, it would have allowed Steel Partners to seek specific performance, injunctive relief, and damages. That is the concept that concerned my clients. It’s the concept that Ms. Drake testified – – Ms. Drake referred to as “hardwiring.”

The concept was, and the concept that my clients had a problem with, was agreeing to a slate – – and remember, this is a slate which included all of them except for Mr. Corcoran – – but what they were not willing to do was agree to a slate which included Mr. Lichtenstein before the investigation was concluded and then not have the ability to take Mr. Lichtenstein off that slate.

And had they agreed to that letter agreement as proposed by Mr. Lichtenstein, that would have been the result. There would have been a contractual obligation to have the slate, which consisted of those seven, no matter what the investigation revealed.

THE COURT: Mr. DiCamillo, is there contemporaneous evidence that your clients had that concern at the time that Mr. Lichtenstein proposed the agreement?

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ATTORNEY DiCAMILLO: I don’t believe there are – – well, certainly all of them testified that they had that concern. And in terms of the documentary evidence, you see what happened kind of after this.

So the letter agreement is proposed, the meeting never happens, Mr. Lichtenstein cancelled the meeting when it became clear that the agreement wouldn’t be approved, and then you’ve got the notice of nomination that was received on January 28th.

What happened after that I think is the documentary evidence that shows that they had that concern, the contemporaneous evidence that Your Honor has asked me for.

So the nonmanagement directors met on January 30th, and they met to discuss a potential compromise. And the trial record establishes that there was a consensus reached at that January 30th meeting for the withdrawal of the Steel slate, the acceptance of a seven-member slate, and the power to reconsider the slate in light of the investigation, and that can be found on pages 235 to 237 of the transcript.

Mr. Henderson also relays those facts

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in an email following the meeting to Mr. Lichtenstein, Joint Exhibit 191.

And then what we have is Mr. Wolters drafting the resolutions which would have memorialized that consensus. So what the nonindependent directors had looked for – – and certainly my clients, who were the independent directors, had looked for – – was there was not an objection to that slate. Again, they were all on it except for Mr. Corcoran. So the concept wasn’t the slate itself. The concept was, and what my clients were looking for was, all right, we’re happy to agree to the slate now, but if things change, we want the ability to be able to change our mind and to be able to take the position that if the investigation had a negative finding against Mr. Lichtenstein, he could be kicked off the slate, and that’s what the resolutions that Mr. Wolters proposed after the January 30th meeting set forth, and those are Joint Exhibit 219.

THE COURT: If Mr. Lichtenstein had proposed a substitution right in the agreement, would that have addressed their concerns?

ATTORNEY DiCAMILLO: I think it may have, Your Honor. And let’s talk about that for a

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minute, because it was the subject of a lot of what Mr. Bayliss was talking about today.

So there is – – Your Honor asked me about contemporary evidence, contemporaneous evidence, there is no draft of the letter agreement in the record that has this concept of substitution in it. The only draft is the one that essentially hardwires and has the right for specific performance, injunctive relief.

All we’ve got is Mr. Wolters’ email, and, as I said, it’s not even in the trial record, Your Honor. They tried to add it last night. I think it’s too late to add trial exhibits, but let’s put that aside for a second.

The only evidence that they have that there was this notice of this substitution thing was so important is Mr. Wolters’ email. You don’t have any documents from Mr. Lichtenstein, Mr. Henderson, Ms. McNiff, or any of the advisors on that side that says, oh, the substitution right is something we’re willing to agree to, let’s get that into the agreement and let’s move on with life.

Yes, it looks like it may have been discussed, Mr. Wolters’ email. To the extent that

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it’s in evidence and Your Honor looks at it, Mr. Wolters’ email suggests that the concept was discussed, but there’s nothing from Mr. Lichtenstein or any of the people on their side saying, yes, this is something we’ll agree to or, here’s the letter, here’s a revised version of the letter agreement with the right of substitution in there. All they’ve got is Mr. Wolters’ email.

And I think sometimes we all forget, Your Honor, that this is a trial. They have a burden of proof. They have to prove that this was something that they were willing to agree to and that we unreasonably rejected. They have not met that evidentiary burden. They don’t have any document that’s actually in the record. And the only document that they even refer to is one that’s not from them, and all it shows is that the concept was discussed. There is nothing that would enable them to carry their burden of proof to show that the right of substitution was something they were prepared to agree to.

And, in fact, we’ve also heard from Mr. Bayliss that even if that letter agreement as drafted was signed, the board could have said, oh, well, we signed this agreement, Mr. Lichtenstein is on

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our slate, but don’t vote for him. I guess that’s theoretically right that the board could have done that, but that clearly would have subjected them to a claim for breach of contract. There’s no fiduciary out in that agreement. And whether they had the ability as fiduciaries to do that or not, it’s fairly clear that they would have been in violation of that contract.

And there was no reason that they would have to subject themselves to that without a specific agreement from Mr. Lichtenstein and Steel Partners that he would be off the slate or at least the board had the ability to remove him from the slate, if circumstances warranted.

I’m going to back up just a little bit. I wanted to answer Your Honor’s question about whether there were documents demonstrating my clients’ belief that they were concerned, and I think it’s the events of January 30th and the following day that demonstrate that, as well as their testimony, which is unrebutted.

But I do want to back up to January 28th, when the notice of nomination was received, Joint Exhibit 171. Ms. McNiff testified

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that Mr. Lichtenstein nominated the Steel slate because he feared the committee would find him unfit to serve. So it’s not documentary evidence from my side, but it’s testimonial evidence from the other side that that’s what Mr. Lichtenstein was doing and trying to do.

We have testimony from my clients that they were surprised when they received the notice of nomination, transcript pages 373 to -74 and 492.

The four directors who were on the Steel slate were conflicted, and we’ve fought about that throughout this litigation. It’s been the basis, the primary basis for why my clients did what they did, why they believed and why I believe they had the authority to do what they did. And the other side has always said, well, there’s no conflict, just a proxy contest, corporate democracy. Based on – – and I’ll talk about this a little bit more, but given what we have seen, what the factual evidence demonstrates, it is clear that all four of them were conflicted and that this is not just a stockholder wanting corporate democracy, wanting to have an election. It is a stockholder led by a corporate insider who was trying to either avoid the results of an investigation or at

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least moot the potential consequences of that potential investigation. And one of his slate members testified to that on pages 174 to 175 of the transcript.

And I’ll just say it again, Ms. McNiff testified Mr. Lichtenstein nominated the Steel slate because he feared the committee would find him unfit to serve.

THE COURT: But you have no contemporaneous evidence showing that that was his motivation; is that right?

ATTORNEY DiCAMILLO: I don’t have a document from Mr. Lichtenstein that says, I’m going to do this because I want to get rid of the investigation or I want to moot the potential consequences of the investigation. Do I have a document from Mr. Lichtenstein that says that? No, I don’t.

THE COURT: Or from anyone.

ATTORNEY DiCAMILLO: Or from anyone, that is correct. We do not have those documents. What I have is what I just went through, Your Honor, which I think is very powerful.

You have the sending of a notice of a meeting on January 24th, no agenda. You’ve got a

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request for the agenda. When the request for the agenda is complied with, you get a set of proposed resolutions and an agenda item that says letter agreement, no letter agreement attached. Letter agreement then sent the day after or the next day, letter agreement makes clear that the intent was that there would be a binding contract that would keep Mr. Lichtenstein on that slate, would keep everybody on the slate, regardless of the outcome of the investigation.

So you would have a situation where, if Aerojet Rocketdyne decided to take Mr. Lichtenstein off the slate because the results of the investigation found that he should not serve as a director, they would not be able to do that and they would be in breach of contract.

So while we don’t have the email, the smoking-gun email that admits it, I think those facts lay it out.

And I forgot, January 30th, January 31st. When the independent directors met on January 30th, they figured out a way to deal with the issue. They said, all right, let’s agree to the slate, but let’s have the ability to change our mind

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if the investigation warrants it, and the other side rejected that. They didn’t reject it and say, oh, here’s a letter agreement that provides for the right of substitution that we heard so much about today from a document that’s not in evidence and that they didn’t author, but we don’t have that.

If the right of substitution was so important and would have solved the problem, you would have thought that as well–advised as the other side was that they would have marked up the letter agreement and said, oh, here’s what we meant, or, here’s what we agreed to the other night. No. They just rejected Mr. Wolters’ resolutions out of hand and said, no, this isn’t what we talked about. We want an agreement, not resolutions. And the reason they wanted the agreement is because the agreement hardwired Mr. Lichtenstein to the slate.

So getting back to January 28th, they get the nomination, my clients were surprised, you had four directors that were conflicted, so you had the board split 4–4.

THE COURT: Is it at that point that you believe the other plaintiffs, excluding Mr. Lichtenstein, became conflicted, to use your word?

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Is that the point in time when that happened, or was it before that?

ATTORNEY DiCAMILLO: It probably happens before that, Your Honor, but that is the clearest point in time. There’s no one date where I could say, yes, on January 20th, they became conflicted or December 15th they became conflicted. But it’s clear that the notice of nomination didn’t get dreamt up on January 28th and then delivered on the 28th. It’s a lengthy document. There had to be discussions about that beforehand. And they admit that those discussions happened.

I can’t pinpoint a date by which I can say, yes, all three of them – – the other three became conflicted on that date, so I think January 28th is the best proxy for it.

Certainly, Ms. Drake testified that she thought there was evidence of their lack of independence well prior to this date. But for Your Honor’s purposes, I think it’s sufficient if January 28th, to the extent it’s important, is the date that everybody is conflicted.

THE COURT: And just in thinking about the neutrality principle and how you talked about it

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in your brief, is it a sort of first–mover disadvantage? So the board is split 50/50, the first group to run a slate is disadvantaged because they’re automatically adverse to a hypothetical company slate? Is that how I should be thinking about it, or is it a function of not having a member of management on that initial slate?

ATTORNEY DiCAMILLO: I think it’s probably both, Your Honor. But let me talk about the way we think about that and the way I think about it and the way I’d encourage Your Honor to think about it as you’re writing your opinion.

We don’t believe that declaring the company’s response to the Steel Partners’ notice of nomination invalid, under some principle of neutrality as warranted here, and that’s because each defendant, each of my clients is a fiduciary, and each defendant has an obligation to act in the best interests of the company at all times, not just at board meetings, but in everything that they do.

And the record demonstrates, based on everything we’ve been talking about for the past several minutes, the record demonstrates that my clients were acting in response to what they believed

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was a threat to the company. And the threat that they believed was – – and that they identified was Mr. Lichtenstein attempting to entrench himself and his allies and attempting to avoid any consequences from the investigation.

So any principle of neutrality, to the extent there even is one that exists in our law, has to give way and should give way to the duty to defend the corporation when an activist paralyzes the board to prevent it from responding to his challenge.

So it’s this adversity, the attempt to hardwire himself on the slate, to avoid the investigation or to blunt its consequences, it’s that adversity which I think renders any principle of neutrality inapplicable. Otherwise, Mr. Lichtenstein can benefit from the deadlock that he created.

So I really don’t think it’s much of a leap to conclude that the proxy contest and the notice of nominations was an act that was adverse to the company. As I talked about before, it’s not just corporate democracy, as the other side likes to argue. It’s the attempt to insulate the results of the investigation and keep him on the slate.

And Mr. Lichtenstein himself – – not

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directly, but I think there was actions and his words and what he did – – acknowledged that there was adversity in what he was doing. And I think there are certainly a couple of examples, maybe more. The two that come to mind, General Lord testified at page 864 of the transcript that before the notice of nomination was received, Mr. Lichtenstein came to him and essentially asked him, “Are you [for] me or against me?”

Mr. Lichtenstein, in his head, clearly had in his mind there is an adversarial situation. And General Lord’s response was, “I’m not for you or against you. I’m for the company.”

But what I think is important about that, for the purposes of the discussion we’re having right now, is, in Mr. Lichtenstein’s mind, there was adversity. He recognized the adversity. He went to General Lord, said “you with me [you] against me?” If you’re not with me, you are against me. And that demonstrates that even in Mr. Lichtenstein’s mind, there was adversity.

Also – – and we pointed this out at trial – – when Mr. Lichtenstein sent the email requesting to see a copy of any press releases that

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went to the board, copied Mr. Bayliss and Mr. Walsh. Now, there’s nothing wrong with copying Mr. Bayliss and Mr. Walsh, but it shows that there was an adversarial situation already set up.

Mr. Lichtenstein, when he’s making a request to company general counsel, is copying his litigation counsel. To me, that’s some of the best evidence that, in Mr. Lichtenstein’s mind, there was adversity in what he was doing.

And I think it’s important to focus on – – you step back and look at what plaintiffs are really arguing here when they talk about neutrality. Essentially, what they are arguing, Your Honor, is that four fiduciaries, including the CEO, were powerless to take any steps on behalf of the company in response to what they believed were actions by four other fiduciaries designed to cement Mr. Lichtenstein’s control of the board and to avoid any potential consequences of the investigation.

And plaintiffs take it even further. Under their view of the world, the four fiduciaries were not even entitled to consult company in–house counsel or company outside counsel to help figure out what they could or could not do in response to what

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they believed was a hostile act against the company. I don’t believe, Your Honor, that that is the state of our law, and I certainly don’t believe that it should be the state of our law. Faced with a situation where they believed action was being taken that was hostile to the company, these four fiduciaries should have had the ability – – and I believe did have the ability – – to take actions on behalf of the company.

THE COURT: Should the other four fiduciaries have had the same access to the company’s advisors and general counsel, then, since they, too, were fiduciaries?

ATTORNEY DiCAMILLO: I think the answer to that is yes and no, Your Honor. Certainly, as directors, they have a right to access to information in their capacity as fiduciaries of the company. But at some point they give up that right when they take actions that are hostile to the company, and this court’s jurisprudence in the privilege area recognizes that, and Your Honor recognized it in the decision on the motion to compel here. We can argue about the dates. Your Honor picked a later date than I would have picked, but certainly the concept, I don’t think anybody disagrees

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with, is that at some point, there can be adversity. And if you launch the adversity, you may give up rights that you are otherwise entitled to.

Kalisman, the case that started all this, acknowledged that at the time, that at some point there is sufficient adversity that a director, who otherwise might have access to privileged information, doesn’t get it.

I think the same concept applies here, Your Honor. While they certainly have rights as director, directors and they’re not sterilized in their rights as directors, they give up some rights that they have by taking actions that are adverse to the company.

With respect to did they have access to information, the record is that they really did have access to all the information. There was a big deal made throughout this litigation about Mr. Lichtenstein was being denied access to information. Ms. Drake was being insubordinate. We didn’t hear much about that in their post–trial brief and heard nothing about it today, and that’s because the evidence doesn’t support it, Your Honor.

While there are several examples of

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Mr. Lichtenstein making requests and Ms. Drake venting about them, there is absolutely no evidence that any of those requests went unfulfilled. In fact, company management went out of its way to satisfy his request, did so on weekends, holidays.

And the best example that there was testimony about had to do with this exchange about giving Mr. Henderson access to information, and Mr. Lichtenstein said, well, we need to get Mr. Henderson involved in these meetings. And the initial reaction from Ms. Drake was, well, he’s never been involved in these meetings before, why does he need to be involved now? There was back and forth.

The reality was, Mr. Boehle responded right away and said, all right, let’s get Mr. Henderson in on this meeting and get him the information. And that meeting happened, and then Mr. Lichtenstein sent an angry email that said Mr. Henderson’s complaining about a lack of transparency. Mr. Henderson responds, essentially, I don’t know what Mr. Lichtenstein is talking about, I got the information, and I’m not going to defend something that I didn’t say.

They haven’t identified in their

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post–trial brief or today any piece of information that anybody on their side asked for that they didn’t get, any meeting that they asked for that didn’t happen. Maybe it didn’t happen at the exact time that they wanted it to happen, but it all happened.

So while there is an acknowledgment in our law of forfeiting some rights that you otherwise might have when you create adversity, they got the information that they needed. And we’ll talk about this when we talk about the advisors, but they reached out to company advisors too. They’re using Okapi Partners, who was the company’s proxy solicitor in connection with Lockheed Martin. They reached out to Korn Ferry, and Korn Ferry said no. So they had the ability to ask for information, they got information. They had ability to ask for help from company advisors. Some they got, some they didn’t. So the notion that they’re somehow disadvantaged is just not borne out by the record.

I want to spend a minute talking about Chancellor Seitz’ opinion in Campbell v. Loew’s, because it supports the notion that we support here, that certainly before the entry of the TRO, my clients, which were the CEO and three independent

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directors, had the ability to take actions on behalf of the company.

Chancellor Seitz in Campbell v. Loew’s upheld the use of company resources by a board faction that included the president. The Loew’s board was unable to act on the solicitation that was at issue there because of a lack of quorum.

Chancellor Seitz held that the president’s faction was, quote, “entitled to solicit proxies, not as representing the majority of the board, but as representing those who have been and are now responsible for corporate policy and administration.”

Chancellor Seitz went on to say that the president’s, quote, “faction, because it symbolizes existing policy, has sufficient status to justify the reasonable use of corporate funds to present its position to the stockholders.”

Plaintiffs have never really dealt with Campbell v. Loew’s in any of their papers.

So what we have here, Your Honor, is a notice of nomination received. Because the notice of nomination included half of the board, the board was incapable of acting at this point. Mr. Lichtenstein

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knew that.

What my clients did, they acted reasonably and in good faith and they believed that their actions were authorized and in the best interest of Aerojet Rocketdyne and its stockholders, and they reasonably relied, and in good faith, on counsel’s advice.

General Chilton testified that he felt it was necessary to provide stockholders with additional information in the February 1st press release to put the Steel slate into context. That’s on pages 354 to 355 of the transcript.

Even Mr. Henderson, from the other side, testified that the company needed to formulate a plan to respond to the nomination, but because half of the board were members of the Steel slate, the board as a board was not capable of formulating such a response.

And it’s important to remember, Your Honor – – and I think this fact gets lost at times. Certainly the other side likes to ignore it, and I tried to emphasize it during Ms. Drake’s trial testimony – – it’s important to remember that the Drake slate did not exist on January 28th, on February 1st,

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on February 4th, and it did not exist until February 28th. And did she start looking at things earlier than that? Of course she did.

But when my clients decided to issue the press release on February 1st, they were not acting in the interests of the Drake slate. They were acting on behalf of the company, and they believed that they had the authority to do that. The actions taken by them, February 1st, February 4th, were not taken in furtherance of the interests of the Drake slate, but to protect the interests of the company.

And I come back to General Lord’s testimony, when Mr. Lichtenstein asked him, “Are you [for] [    ] or against me?” He said, “I’m not for [    ] or against you. I’m for the company.”

And that’s why my four clients did what they did. That’s why they issued the February 1st press release. They thought it was important that information get out there, that there be a company response to the receipt of the notice of nomination. And they didn’t take that – – they didn’t decide that lightly.

As Your Honor sees and Mr. Bayliss admits, the drafting of the press release started days

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before it was issued. It wasn’t issued until the 13D actually was put out because that was the time where a public act was taken. I believe the conflict started before, but the public act wasn’t taken until the 13D was put out. But there was debate about whether to put out the press release, what the press release should say.

And I want to go back to the email, Joint Exhibit 207, that Mr. Bayliss talked about from Mr. Gromacki, which he regarded as a CYA email. Again, Your Honor, they’ve got a burden here, and the evidence that was put in at trial does not satisfy – – does not lead to the conclusion that Mr. Gromacki was sending an email as a cover email.

The email starts, “Eileen called,” so he was reporting to the other lawyers involved – – and there were four, five law firms involved in this – – he’s reporting to the other law firms involved that he had a conversation with Ms. Drake that they were not involved in. There wasn’t an email about it, there was a telephone call.

And Ms. Drake said – – and she testified about this, and this testimony is unrebutted – – that she had a conversation with

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Mr. Gromacki, said is it necessary to discuss the investigation in the press release. He advised her that it was his belief that it was, that it was important that the stockholders know about it, and in consultation with counsel, she ultimately agreed that it should be in there, and the independent directors ultimately agreed that it should be in there. But this was not an act that was taken lightly or was done reflexively. It was done over the course of days with advice from several law firms.

And it’s important to remember, Your Honor, that – – and I skipped over this because we talked – – I wanted to answer Your Honor’s question about neutrality, but after the nomination was received and after the press release was put out on February 1st, there was a board meeting on February 4th, and the board met and there were dueling resolutions. Mr. Lichtenstein’s resolutions essentially called for neutrality. My clients’ resolutions called for the appointment of three – – a committee of three independent directors, not including Ms. Drake, but the three independent directors who were not on the Steel slate to deal with the Steel slate. The other side voted against that,

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and they didn’t recuse themselves from the vote. So they prevented the board, as a board, from being able to take any action in response to the proxy contest, and that’s why we’re here today, because they refused to recuse themselves, thereby deadlocking the board and resulting in the litigation that we’ve been dealing with over the past several months.

THE COURT: I want to go back to the press release for a moment.

You said in your brief that it was necessary to disclose the investigation because Steel’s notice didn’t discuss the investigation. And I’m trying to understand why Steel would have been able to disclose a confidential board investigation in its notice.

ATTORNEY DiCAMILLO: The reason that it was disclosed was because – – and this, again, goes back to my point about what was in the hands of my clients at the time they were doing this, and given the fact that my clients believed that the whole reason Mr. Lichtenstein was doing this, and we believe the evidence supports that, that the whole reason he was doing this was to either prevent the investigation in its entirety or to prevent the consequences of the

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investigation, that by putting out a 13D that disclosed his nomination without disclosing that fact was misleading.

Now, I understand the point of Your Honor’s question, but that’s why they believed it was important to put out the investigation, because otherwise, you have a situation where the world would have believed that this is just corporate democracy, as the other side wants Your Honor to conclude. Normal course of business, corporate democracy, stockholder making a nomination, no big deal. Happens every day in corporate America.

But what my clients believed was that there was an ulterior motive to that, and it was important that the company speak to that ulterior motive, and that’s why they disclosed the investigation, Your Honor.

Seems like I’ve been going long as well, Your Honor, so let me try to work through a few points which I think are important.

We’ve talked about why my clients took the actions that they took, why they believe they took the actions that they took. And we’ve got Campbell v. Loew’s that supports what my clients did

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and supports a finding that what they did was valid.

We also have a few other things. It’s clear that officers have authority to act on behalf of the corporation. The actions taken, particularly the issuance of the press release, were authorized by Ms. Drake as CEO and supported by the independent directors.

The delegation matrix, which is Exhibit 66, expressly provides that a press release does not require board approval. It’s not a typical practice for the board to approve press releases. The company’s corporate governance guidelines authorized Ms. Drake to speak for the company. Several law firms were involved in the issuance of the press release. And once the press release was issued, Regulation FD required the Form 8–K to be filed.

Unless Your Honor has any other questions about authority, I’ll move to the TRO and then spend a little bit of time on the remedies that have been requested.

THE COURT: That’s fine. Thank you.

ATTORNEY DiCAMILLO: Great.

Your Honor, the TRO has not been violated here. Defendants have not made any

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statements on behalf of or in the name of the company since Your Honor ruled on the TRO on February 15th. Defendants have not taken any action on behalf of or in the name of the company. And defendants have not used or otherwise deployed company funds in support of the election efforts of any candidate.

Plaintiffs point to the use of company advisors. There is nothing in the TRO that prevents the Drake slate from using company advisors if they’re not being paid by the company. Certainly, the company cannot pay them, but there’s nothing in the TRO that prohibits the Drake slate from using company advisors, or what were company advisors, to assist the slate. And, Your Honor, I think, at least implicitly, acknowledged that in the initial TRO ruling. Gibson Dunn and Richards Layton were purporting to represent the company and the members of the Drake slate prior to the entry of Your Honor’s TRO.

Your Honor required Gibson Dunn and Richards Layton to withdraw as company counsel. Your Honor did not require us to withdraw as counsel to the individuals. We can’t be paid by the company under the terms of the TRO for representing the individuals, subject to advancement, indemnification,

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which may or may not be dealt with later, but Gibson Dunn and Richards Layton are not being paid by the company. There’s nothing wrong with Gibson Dunn and Richards Layton continuing to represent the individuals. Same thing goes for the other advisors.

THE COURT: If there’s some sort of an agreement, though, that the advisors will get paid if the defendants are successful in the proxy fight, is that essentially using the company’s credit, which is a company resource?

ATTORNEY DiCAMILLO: I don’t think it is, Your Honor. And certainly the TRO was not that specific. And if you look to what plaintiffs argued when they were looking for the TRO, they were talking about spending money on the company dime, spending money.

And Your Honor, at the TRO ruling, and then when Your Honor actually entered the TRO, emphasized that the TRO was going to be narrow, and we believe it is. It prohibits the use of company funds. Your Honor could have said, you can’t use anybody that’s advised the company in the past year. The TRO does not say that, and Your Honor did not say that in the ruling.

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Now, certainly Your Honor’s ruling about the TRO – – and I think this is in your letter opinion when we had the debate about the form of order – – acknowledged that there could be reimbursement of proxy expenses depending on how the outcome of the election takes place. That’s all we have here, Your Honor, is that possibility. That is not ripe. We don’t know what’s going to happen. Mr. Lichtenstein may win. We don’t think he will, but he might. So that’s going to be a decision for the new board once the new board is in place and once we know who actually won the election.

So any type of discussion or expectation that people might be paid later is not a violation of the TRO. What the TRO prohibits is payments by the company.

Just to tick through some of the advisors that they talk about. I’ve talked about Gibson Dunn and RLF. Since the TRO, none of us, neither Gibson Dunn nor Richards Layton, have done any work for the company. Neither have been paid.

The advisors, Joele Frank and Citi, didn’t do anything after the TRO.

Evercore did have an engagement with

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the company in connection with the Lockheed Martin transaction. That engagement has been terminated. The fact that there is a tail to that engagement really is irrelevant. And Evercore hasn’t been paid.

Now, plaintiffs argue in their brief that Evercore is working on a contingency, but that’s not true. Evercore’s representative made it clear in his deposition that it was not working on a contingency, it had no promise to be paid nor expectation of being paid. That’s found at Mr. Anderson’s deposition at pages 81 to 84 and 279.

Korn Ferry has no engagement with the company, hasn’t been paid by the Drake slate in connection with its efforts.

And as I mentioned before, the Steel slate has used company advisors or former company advisors in connection with their proxy contest. Using Okapi Partners, who is the company’s proxy solicitor, in connection with the Lockheed Martin transaction. And they tried to hire Korn Ferry. And so I think it’s – – I don’t know how they could try to hire Korn Ferry but then argue, when the Drake slate uses Korn Ferry, it’s a problem.

They also make a lot of other use of

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company resources rather than actual funds being disbursed. Again, the TRO does not prohibit the actions that they point to, and it’s clear from the trial testimony that my clients went to great pains to do their best to comply with the TRO, but that it was difficult given the fact that Ms. Drake does wear two hats: She is the CEO of the company, but she is the proponent of the Drake slate and a member of the Drake slate.

Same thing for Mr. Boehle, Mr. Boehle is a company employee, but he supports the Drake slate, and there’s nothing in the TRO that prohibits Mr. Boehle from supporting the Drake slate in his individual capacity.

Ms. Drake testified about how she had a staff meeting to explain the TRO, how she set up separate phones and email addresses, how she does stockholder calls alone now. It started out she did do this with Mr. Boehle because that’s the way they’ve always been done, and then Mr. Boehle would drop off and then she’d talk about the proxy contest. But at some point she decided, you know what, I’m taking Mr. Boehle off these calls and has done – – she’s done all the stockholder calls by himself [sic]. When she

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talks about the proxy contest, she says she is talking as a stockholder, not a CEO, and Ms. Drake pays personally for the website that the Drake slate has been utilizing.

Plaintiffs have spent a lot of time talking about Computershare and how that is the biggest egregious violation of the TRO that they’ve ever seen. Again, the record does not support their argument, and they haven’t borne their burden on that argument. The record is clear that Ms. Drake tried on her own first. She testified to that at pages 513 and 514 of the transcript. But Your Honor doesn’t – – while that’s unrebutted, Your Honor doesn’t only need to take Ms. Drake’s word for it. It’s confirmed by the Computershare audio recording that they love to play. They played it at a bunch of depositions. They played it here at trial.

And what that audio recording said – – and this is page 577 of the transcript – – quote, “We are trying to help our CEO with an activity, [when] I’m told she just called this line with her broker trying to obtain her Computershare account number, but yet she was told that they can’t give it to her over the phone, and that the company, meaning us” – – and

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there’s “(inaudible) self and the compensation department would have that information. And I don’t.” Shows that Ms. Drake tried first, Computershare shut her down, said she needed the company to unlock the password, and that’s what happened.

We have this big exhibit, 70 pages, that they loved, Joint Exhibit 437. Ms. Drake is not on any one of the emails in that 71 pages of emails.

And the final act of transferring the shares, the company didn’t do it. Ms. Drake’s broker did it.

Plaintiffs also point to a few emails in which third parties copied company employees with Citi and Evercore following the TRO hearing. Defendants asked Citi and Evercore to take those company employees off the distributions shortly after they were sent. Some of the employees did voluntarily assist in their personal and individual capacities as stockholders, but there’s nothing in the TRO that prevents that.

Ms. Drake and Mr. Boehle used personal email addresses for proxy-contest-related communications when possible. At times they did use the company email address. Again, in what was

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happening – – I don’t think the TRO prevents, necessarily, the use of a company email address, but they tried not to do that. Did they do that a hundred percent of the time? No. But I think the evidence demonstrates, or the evidence does demonstrate that they were trying.

Mr. Boehle did attend some investor calls, but he didn’t facilitate those calls for the purpose of discussing this Drake slate or advancing the agenda of the Drake slate.

Your Honor, there’s no basis for a contempt finding here. A mere technical violation of the TRO is not enough. There must be “a failure to obey ... in a ‘meaningful way.’” That’s Dickerson v. Castle. Also Dickerson v. Castle, the Court said that the Court considers good faith efforts to comply with the order. We have that here. I don’t believe that there were any violations of the TRO, Your Honor, but to the extent Your Honor believes that there were, they were technical violations, not meaningful violations under the contempt jurisprudence.

A meaningful violation would have been spending company funds in support of the Drake slate. That did not happen. What we have is some employees

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on company emails, and we also – – it’s also noteworthy, Your Honor, that after a point, there are no such emails. There are emails following Your Honor’s ruling on the TRO, and even following Your Honor’s entry of the TRO. They stop soon after that, demonstrating good faith – – at least an attempt of good faith compliance with the order.

We have a whole section in our brief on unclean hands. I’m not going to spend any time on it because I think I’ve made the points why Mr. Lichtenstein and the other plaintiffs come to this Court with unclean hands, and that’s a basis for Your Honor to deny the relief being requested.

Let me finish, Your Honor, with some of the remedies that have been requested.

Your Honor had a discussion with Mr. Bayliss about void and voidable. And Mr. Bayliss said, well, anything that should have been done by the board is void, and then Your Honor asked him, well, what is that? He said, well, the press release. So I get that. You know, I get that answer, but I don’t know how you void a press release. The press release has been issued. It was issued on February 1st. There have been – – Mr. Lichtenstein has made many

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disclosures about how the press release wasn’t authorized, and, in fact, we have made a disclosure about how the board did not authorize it.

So I’m not sure – – I don’t understand the meaning of a declaration that that action was void. It’s happened. It’s not a situation where something went to the board and it needed a certain amount of approval and it didn’t get that amount of approval but then was done anyway, or a situation where it’s a merger and it has to be approved by the board and there was a merger absent board approval. Those kinds of actions are void. I just don’t understand the practical effect of a declaration that says the February 1st press release was void.

Now, Mr. Bayliss flashed up a page, a bunch of other things, but he went by it so quick, I didn’t see what else was on there. I think the other things were the communications with stockholders. The communications with stockholders all happened, I think it’s February 7th, it’s Joint Exhibits 306 and the exhibits that follow. At that point there was no TRO. The Drake slate still did not exist. The company was talking to its stockholders about the receipt of a notice of nomination. It was certainly within

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Ms. Drake’s authority as CEO to have those conversations.

And even if Your Honor finds that somehow the board should have been involved in that process and because Ms. Drake did it without board approval, there was a problem with it, again, I don’t understand the effect of saying, well, that’s void. It’s happened. While I don’t think any remedy is appropriate, the only appropriate remedy really is corrective disclosures.

But plaintiffs don’t even identify in their brief what corrective disclosures they want. I have a sense, and I’m pretty confident that they want somebody to say that the February 1st press release wasn’t authorized by the board. But we’ve already said that. We put out a disclosure – – the Drake slate put out a disclosure on Friday, which I have copies of and I’m happy to pass up to Your Honor, which disclosed a number of things, including that the press release was not authorized by the board, that certain actions that were taken on behalf of the company, such as hiring counsel and filing a lawsuit, were not approved by the board.

And it goes through certain of the

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facts that are alleged by plaintiffs as facts that they believe are violations of the TRO and says, after the Court entered the TRO, these actions took place. Doesn’t concede that they are violations of the TRO because we don’t believe that they’re violations of the TRO, but the facts are out there.

And as Mr. Bayliss alluded to, we’ve made everything available. We’ve put the trial transcripts, all the exhibits that were introduced, the briefs, the pretrial order, it is all out there for the stockholders to see.

So while we’re not necessarily opposed to corrective disclosures, we think the corrective disclosures have been made and that the stockholders have all the information they need to evaluate Mr. Bayliss’s position, my clients’ position, and whatever Your Honor decides in the opinion that Your Honor intends to issue in this case. That will give the stockholders the information that they need.

They also asked for an order barring further use of company resources. Your Honor, my clients have not used corporate resources since Your Honor ruled on the TRO, and they have no intention of using corporate resources anytime between

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now and the meeting, which is supposed to occur at the end of the month. For that reason, there’s no basis to enjoin us from doing that. And there’s also no basis to prohibit the assistance of advisors if the company is not paying them.

Now, plaintiffs have also asked for an order sterilizing stockholder consents and the proxy vote, and I think they really make some remarkable assertions on this point, Your Honor.

On page 35 of their brief, they state, without citation, quote, “The proxy advisory firms copied language from Defendants’ materials suggesting that Defendants’ use of the Company’s name, information, employees and longtime advisors helped them swing the proxy contest in their favor.”

And on page 63 of their brief they state, “Defendants’ misconduct enabled them to obtain an unfair head–start in the proxy contest.” And what they cite for that proposition is the ISS and the Glass Lewis reports. There is absolutely no evidence in this record, Your Honor, that the proxy contest has been unfairly tilted. Plaintiffs, not defendants, had a one–month head start on the proxy contest.

Plaintiffs have put in no evidence

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from their proxy solicitor or any expert that the proxy contest has been unfairly tilted in my clients’ favor. Again, they have not carried the burden that they need to carry in order to retain the relief that they’ve requested.

Also, it’s not a reasonable inference that because ISS and Glass Lewis sided with my clients in connection with consent solicitation that we have an unfair advantage. The most reasonable conclusion is that ISS and Glass Lewis agreed with my clients and the position on the consent solicitation.

In fact, Mr. Lichtenstein and plaintiffs had the same opportunity to talk to ISS and Glass Lewis that we did, and the Glass Lewis – – but didn’t take advantage of it, at least with respect to Glass Lewis. The Glass Lewis report, which is Joint Exhibit 708, on the first page, indicates that Mr. Lichtenstein declined to talk to them. So if they’ve got any beef with Glass Lewis, it’s of their own doing, because they refused to talk to him. Also, the same relief was requested and denied in Campbell v. Loew’s.

They also asked for an order barring proxy reimbursement. We already talked about that,

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Your Honor. It wasn’t raised in their pretrial order or their pretrial brief. I think they’ve waived it under Realty Enterprises v. Patterson–Woods, but it’s also premature. That’s a matter for the business judgment of the new board.

They asked for a contempt sanction, and I’ve already explained why I don’t believe that is appropriate.

Your Honor, just in closing, as fiduciaries of Aerojet Rocketdyne, Eileen Drake, Tom Corcoran, General Kevin Chilton, General Lance Lord took steps which they believed were in the best interests of the company in response to what they believed was an attempt by Mr. Lichtenstein to avoid, or at least moot, the effect of any negative consequences of the investigation.

The board could not act because Mr. Lichtenstein disabled it from acting. So Ms. Drake, as CEO, with support of the independent directors, acted on behalf of the company prior to the issuance of the TRO.

At all times, defendants acted reasonably, in good faith, and with the advice of counsel. There is no basis on the record presented to

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the Court to find that their actions were improper.

They also went to great lengths to comply with the TRO. None of the actions raised by plaintiffs crossed the line. But even if the Court disagrees, they were technical, not meaningful violations, which do not warrant a finding of contempt.

The stockholder meeting is scheduled for June 30th, just a few weeks from now. I’ve said this many times throughout the course of this litigation, I hope this is the last time I say it, but it’s time for the stockholders to decide. It is up to the stockholders to decide who they want running this company.

All the information they need to make that decision, which will include Your Honor’s opinion, which will be forthcoming in a couple of weeks. All that information will be out there.

It is time for them to decide. The meeting can/should/must occur on June 30th so the stockholders can finally put an end to this battle that has taken so much time and resources from both sides and from the Court.

For all those reasons, I believe that

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a judgment should be entered in favor of defendants.

THE COURT: Thank you, Mr. DiCamillo.

ATTORNEY DiCAMILLO: Thank you, Your Honor.

THE COURT: Mr. Bayliss.

ATTORNEY BAYLISS: Thank you, Your Honor.

I’m going to put Mr. Hobbs to the test. I’m going to jump around a bit. There are just a few points I’d like to touch on.

But first I’d like to start with Campbell v. Loew’s, which is a case that we should have treated more carefully, but we really ran short on space.

I’ll just read – – this is a 1957 decision from the Chancellor, and I’ll read the point that I think is important that Mr. DiCamillo didn’t acknowledge about Campbell v. Loew’s. This is on *580 of the Westlaw printout that I have. And the Chancellor writes, “We start with the basic proposition that the board of directors acting as a board must be recognized as the only group authorized to speak for ‘management’ in the sense that under the statute they are responsible for the management of the

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corporation,” citing to 141(a). That is exactly our point.

I’ll read another part of Campbell v. Loew’s, because, of course, there are two factions that are – – one is actually acting in the name of the company and the one isn’t. This is another portion of the opinion, “The result is that the proxy solicited by the Vogel Group” – – which was a board minority – – “which is based upon unilateral presentation of the facts by those in control of the corporate facilities, must be declared invalid insofar as they purport to give authority to vote through the removal of the directors for cause.”

It’s because they were purporting to – – they were basically conducting a one–sided election contest, that was the problem. And the Court actually invalidated the proxies for that reason. The Court did allow a board majority to use company resources, but that’s because it was a board majority.

And the key part of the opinion is, again, back on page 580, where the Court describes how, “Five of the nine are of the Tomlinson faction while the remaining four are of the Vogel faction.” And the reason that the Tomlinson faction was able to

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act and use company resources is because they were a board majority.

So, yes, a quorum had been defeated by the board minority, but that’s why Campbell v. Loew’s actually supports us and not Mr. DiCamillo.

If I could just touch on the ulterior motive point. There were a lot of reasons to submit stockholder nominations aside from the investigation. Inadequate contingency planning, Ms. Drake had not committed to stay with the company if the merger failed to close, there were operational issues associated with the fact that they had been in a merger agreement since December 2020 that was about to fall apart, and so the company had to look forward on this – – at a standalone future, and there’s a need for stability right away, and, of course, there’s an advance notice deadline on February 5th. So there are a lot of reasons, aside from this supposed ulterior motive, to put in a notice of nominations.

And, of course, there is the right of substitution. We joined issue on it today more than I think we ever have in the case, but Slide 38 of our presentation has it, and Mr. DiCamillo makes the point that the snapshot is not in the record because we

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added it last night, but the thread is.

And JX 0567 is their description of what happened. And, Rich, if you’re able to put that up, I don’t know if you are – – but JX 0567 has a description on page 6 at the very bottom of their description of the right of substitution, I think it’s down at the bottom, “over the course,” it’s the last bullet.

There it is. The last line of that, “However, Mr. Lichtenstein would not agree to any resolution that did not immediately and absolutely guarantee a seat on the Board for either himself or a Steel Partners’ representative ....” The right of substitution is right there in their own documents.

And as to the company litigation counsel or, excuse me, Mr. DiCamillo made the point about Mr. Lichtenstein’s request to comment on the press release, and he pointed out that Mr. Lichtenstein had copied Mr. Walsh and me on that email. That’s because he had just been subject to blackmail, and it would make sense to include one’s corporate lawyers or – – and lawyers for some other directors on an email asking to review and comment on a press release that had just been threatened to be

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issued without authority unless the slate had been withdrawn.

As to access to information, there’s plenty of evidence in the record that it hasn’t been provided. JX 0639 is a letter that catalogs off the outstanding information requests as of April. Your Honor asked a question about access to company advisors.

Rich, if you could call up JX 0018, that is the company’s corporate governance guidelines. And what they say is, and this is on page 5, they say – – it’s a heading, “Board Access to Independent Advisors.

“Directors will have complete access, as necessary and appropriate, to the Company’s outside advisors ....”

So that’s exactly – – I took that to be the point of Your Honor’s question, but there really is an imbalance here. They’ve got access to the company’s advisors and we don’t in a situation where the company should be neutral. That’s the ultimate problem with the use of company advisors.

And if I could, there are some slides that we have on the use of company advisors, I think

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it’s Slide 168 of the presentation, but it does identify the fact that we raised, at the TRO hearing, the existence of the dispute over the advisors and the form of order came out the way it did.

I want to close with two points.

The first is the good faith belief that Mr. DiCamillo cited. And I’ll just read from our post–trial brief in a key footnote, it’s footnote 15 on page 38, where we quote Blasius, and the footnote reads, “A director’s subjective belief regarding the ‘corporation’s best interest’ is ‘irrelevant’ when ‘the question is who should comprise the board.’” That’s Liquid Audio describing Blasius. So it’s just not an excuse to issue a press release to issue the SEC filings for all those reasons.

And then finally, on the TRO violations, Rich, if it’s possible to put up the slide deck at 150, I think Mr. DiCamillo talked about Computershare.

Your Honor has seen lots of the Computershare documents. I think it’s clear as day that Ms. Drake used company employees to make that happen, but there’s a lot more than that.

And this is a good example. This is

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an email from Evercore on February 24th, so this is long after the February 15th bench ruling, it’s after the entry of the implementing order, and the action item for Evercore, in connection with the proxy contest, is to send the D&O questionnaires to the director candidates.

But then if you look to the next slide – – and, Rich, if you could advance the slide for me – – what happens is Gibson Dunn reaches out to the company. “Dietrick/Tony: Can you send us the most recent D&O questionnaire responses? We’re trying to gather information needed for the nomination process.”

So Gibson Dunn, after the entry of the implementing order, goes to company employees to ask them for information so that they can gather it to complete the D&O questionnaires for the Drake nominees. There’s no attempt to comply with the TRO here.

Now, they didn’t think they would get caught because they withheld these documents, but they go straight to the company to try to meet the nomination deadline and they use the company’s employees on the 24th. And it goes on beyond that.

So this is the preparation of a

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stockholder letter on the 24th, and the stockholder letter is one of these items on the proxy contest action plan. At the bottom of the page on Slide 153, you can see “Finalize shareholder letter” is part of the proxy contest. And Mr. Boehle at trial said, I didn’t have anything to do with these action items. But, in fact, he did. This is a February 25th email where he’s commenting on the stockholder letter.

And his comment, by the way, is, I added another edit on top of John’s with more color on the pension plan management. The pension plan management is a political football in the proxy contest because they’re alleging that Mr. Lichtenstein is responsible for poor investment management, or alleged poor investment management, associated with the pension plan. So it’s a flagrant violation of the TRO.

And here are notes from General Lord on the 26th, the next day, and it’s a meeting chaired by Ms. Drake, Dan Boehle, and Arjun Kampani. Two companies employees are on the call. And the whole point of the call is, how do we win proxy fight.

And let’s face it – – here is Gibson Dunn, the final slide, and the close of my

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presentation. This is Slide 157. Gibson Dunn knows perfectly well what is happening, “Should we have Dan (CFO) as an alternate to get his support on calls, drafts etc without worrying about [the] ‘no company resources’ language in [the] tro?” They know it’s a problem. They think about adding him as an alternate so that they can claim that they don’t have to abide by the TRO because it’s part of the contest.

So for all of those reasons, we respectfully submit that not only should the Court find all of this conduct unauthorized, but a lot of it was in flagrant violation not only of the February 15th bench ruling, but of the February 23rd implementing order, and they should be held in contempt.

Thank you.

THE COURT: Thank you, Mr. Bayliss. Thank you both for your presentations today. They were very thorough and helpful, as well as your briefs, which were excellent.

I am going to take this under advisement, and you will have my decision in short order.

My law clerks and I will get to work.

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Thank you very much for coming in. It was a pleasure to see you.

VARIOUS COUNSEL: Thank you, Your Honor.

(Proceedings concluded at 12:28 p.m.)

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CERTIFICATE

I, DOUGLAS J. ZWEIZIG, Official Court Reporter for the Court of Chancery of the State of Delaware, Registered Diplomate Reporter, Certified Realtime Reporter, do hereby certify the foregoing pages numbered 3 through 121, contain a true and correct transcription of the proceedings as stenographically reported by me at the hearing before the Vice Chancellor of the State of Delaware, on the date therein indicated.

IN WITNESS WHEREOF, I have hereunto set my hand at Wilmington this 7th day of June, 2022.

/s/ Douglas J. Zweizig
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Douglas J. Zweizig
Official Court Reporter
Registered Diplomate Reporter
Certified Realtime Reporter

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